Prospectus Supplement No. 4 Filed Pursuant to Rule 424(b)(3) File No. 333-126196

VELOCITY EXPRESS CORPORATION

Prospectus Supplement No. 4

(to Prospectus dated August 5, 2005)

This Prospectus Supplement No. 4 supplements and amends the Prospectus dated August 5, 2005, as supplemented and amended by Supplement No. 1 thereto dated October 27, 2005, Supplement No. 2 thereto dated November 10, 2005, and Supplement No. 3 thereto dated November 28, 2005 (the “Prospectus”), relating to the sale from time to time of up to 23,782,801 shares of our common stock by certain selling shareholders.

On February 17, 2006, we filed with the U.S. Securities and Exchange Commission (the “SEC”) the attached Quarterly Report on Form 10-Q for the fiscal period ended December 31, 2005. On December 13, 2005, we filed with the SEC the attached Current Report on Form 8-K relating to (1) our entry into a settlement agreement with Banc of America and (2) our issuance of warrants and options to various employees, including certain executive officers. The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the NASDAQ Capital Market and trade under the ticker symbol “VEXP.” On February 22, 2006, the closing price of a share on the NASDAQ Capital Market was $1.99.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 4 of the Prospectus dated August 5, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is February 23, 2006.

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to             .

Commission File No. 0-28452

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	87-0355929
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Morningside Drive North, Bldg. B, Suite 300,

Westport, Connecticut 06880

(Address of Principal Executive Offices including Zip Code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and larger accelerated filer” in Rule 12b-2 of the Exchange Act. Large accelerated filer (            ) Accelerated filer (            ) Non-accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).    YES  ☐    NO  ☒

As of February 6, 2006, there were 16,424,584 shares of common stock of the registrant issued and outstanding.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

INDEX TO FORM 10-Q

December 31, 2005

PART I.

ITEM 1. FINANCIAL STATEMENTS.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except par value)

	December 31, 2005	July 2, 2005
ASSETS

Current assets:
Cash	$1,775	$5,806
Accounts receivable, net of allowance of $6,290 and $9,879 at December 31, 2005 and July 2, 2005, respectively	17,097	19,736
Accounts receivable - other	2,006	809
Prepaid workers’ compensation and auto liability insurance	2,593	3,462
Other prepaid expenses	1,071	1,983
Other current assets	309	290

Total current assets	24,851	32,086

Property and equipment, net	8,040	9,486
Goodwill	42,830	42,830
Deferred financing costs, net	1,144	1,821
Other assets	1,184	1,133

Total assets	$78,049	$87,356

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$13,636	$18,962
Accrued insurance and claims	2,403	3,206
Accrued wages and benefits	2,198	2,623
Accrued legal and claims	5,397	7,252
Related party liabilities	124	2,446
Other accrued liabilities	1,297	2,721
Current portion of long-term debt	25,520	31,326

Total current liabilities	50,575	68,536

Long-term debt	71	2,829
Accrued insurance and claims	3,029	4,775
Restructuring liabilities	393	354
Other long-term liabilities	389	433

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, $0.004 par value, 299,515 shares authorized 10,845 and 8,958 shares issued and outstanding at December 31, 2005 and July 2, 2005, respectively	35,429	31,548
Common stock, $0.004 par value, 700,000 shares authorized 16,425 and 13,065 shares issued and outstanding at December 31, 2005 and July 2, 2005, respectively	66	52
Stock subscription receivable	(7,543)	(7,543)
Additional paid-in-capital	309,940	286,896
Accumulated deficit	(314,316)	(300,553)
Accumulated other comprehensive income	16	29

Total shareholders’ equity	23,592	10,429

Total liabilities and shareholders’ equity	$78,049	$87,356

See notes to consolidated financial statements.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Revenue	$49,316	$65,511	$101,862	$133,424
Cost of services	35,136	54,014	73,348	109,066

Gross profit	14,180	11,497	28,514	24,358
Operating expenses:
Occupancy	3,187	3,629	6,126	7,071
Selling, general and administrative	13,662	16,396	27,971	31,377

Total operating expenses	16,849	20,025	34,097	38,448

Loss from operations	(2,669)	(8,528)	(5,583)	(14,090)
Other income (expense):
Interest expense	(1,247)	(823)	(2,343)	(1,638)
Other	209	140	723	185

Net loss	$(3,707)	$(9,211)	$(7,203)	$(15,543)

Net loss applicable to common shareholders	$(5,777)	$(20,088)	$(12,353)	$(44,688)

Basic and diluted net loss per share	$(0.36)	$(75.71)	$(0.82)	$(182.25)

Weighted average shares outstanding
Basic and diluted	15,907	265	15,023	245

See notes to consolidated financial statements.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(Unaudited)

(Amounts in thousands)

	Series M Preferred Stock		Series N Preferred Stock		Series O Preferred Stock		Series P Preferred Stock		Common Stock		Stock Subscription Receivable	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at July 2, 2005	6,414	$22,591	2,544	$8,957	—	$—	—	$—	13,065	$52	$(7,543)	$286,896	$(300,553)	$29	$10,429

Stock option and warrant expense	—	—	—	—	—	—	—	—	—	—	—	352	—	—	352
Warrants conversion	—	—	—	—	—	—	—	—	19	—	—	4	—	—	4
Warrants issued	—	—	—	—	—	—	—	—	—	—	—	4,890	—	—	4,890
Preferred Stock PIK Dividends Declared	—	—	—	—	—	—	—	—	—	—	—	1,512	(1,410)	—	102
Offering costs	—	—	—	(19)	—	(209)	—	(743)	—	—	—	—	—	—	(971)
Issuance of Common Stock	—	—	—	—	—	—	—	—	500	2	—	1,228	—	—	1,230
Issuance of Series M Preferred Stock PIK Dividends	228	841	—	—	—	—	—	—	—	—	—	(841)	—	—	—
Issuance of Series O Preferred Stock	—	—	—	—	1,400	5,600	—	—	—	—	—	—	—	—	5,600
Issuance of Series P Preferred Stock	—	—	—	—			3,094	9,152	—	—	—	—	—	—	9,152
Issuance of Series P Preferred Stock for services	—	—	—	—			6	20	—	—	—	—	—	—	20
Conversion of Series M Preferred to Common Stock	(1,200)	(4,422)	—	—	—	—	—	—	1,200	5	—	4,417	—	—	—
Conversion of Series N Preferred to Common Stock	—	—	(715)	(2,634)	—	—	—	—	715	3	—	2,631	—	—	—
Conversion of Series O Preferred to Common Stock	—	—	—	—	(926)	(3,705)	—	—	926	4	—	3,701	—	—	—
Beneficial conversion of Series N Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	648	(648)	—	—
Beneficial conversion of Series O Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	3,270	(3,270)	—	—
Beneficial conversion of Series P Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	1,232	(1,232)	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(7,203)	—	(7,203)
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	—	(13)	(13)

Comprehensive loss															$(7,216)

Balance at December 31, 2005	5,442	$19,010	1,829	$6,304	474	$1,686	3,100	$8,429	16,425	$66	$(7,543)	$309,940	$(314,316)	$16	$23,592

See notes to consolidated financial statements.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Six Months Ended
	December 31, 2005	January 1, 2005
OPERATING ACTIVITIES
Net loss	$(7,203)	$(15,543)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	2,213	2,125
Amortization	682	280
Gain on the sale of assets	(74)	—
Equity instruments issued in lieu of payment for services received	—	757
Change in fair value of settlement liability	175	—
Stock option expense	352	92
Non-cash interest expense	80	29
Provision for doubtful accounts	1,010	830
Change in operating assets and liabilities:
Accounts receivable	1,628	1,370
Other current assets	561	(2,773)
Other assets	(51)	(275)
Accounts payable	(5,327)	(4,746)
Accrued liabilities	(3,934)	(3,743)

Cash used in operating activities	(9,888)	(21,597)
INVESTING ACTIVITIES
Proceeds from sale of assets	90	6
Capital expenditures	(778)	(2,563)
Other	—	157

Cash used in investing activities	(688)	(2,400)
FINANCING ACTIVITIES
Repayments of revolving credit agreement, net	(8,343)	(1,256)
(Payments of) proceeds from notes payable and long-term debt	(301)	20,945
Proceeds from issuance of preferred stock, net	15,189	21,645
Proceeds from issuance of common stock, net	—	11
Stock subscription receivable, net activity	—	54

Cash provided by financing activities	6,545	41,399

Net change in cash	(4,031)	17,402

Cash, beginning of period	5,806	1,220

Cash, end of period	$1,775	$18,622

See notes to consolidated financial statements.

1. DESCRIPTION OF BUSINESS

Velocity Express Corporation and its subsidiaries (collectively, the “Company”) are engaged in the business of providing same-day transportation and distribution/logistics services to individual consumers and businesses. The Company operates primarily in the United States with limited operations in Canada. The Company currently operates in a single-business segment and thus additional disclosures under Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures About Segments of an Enterprise and Related Information, are not required.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying condensed consolidated financial statements included herein have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of the Company, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company, the results of its operations, and its cash flows have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the fiscal year ending July 1, 2006.

These consolidated financial statements should be read in conjunction with the financial statements for the year ended July 2, 2005, and the footnotes thereto, included in the Company’s Report on Form 10-K, as amended, filed with the Securities and Exchange Commission for such fiscal year. In connection with the preparation of such consolidated financial statements for the year ended July 2, 2005 certain material weaknesses became evident to management including the inability to fully reconcile cash applications on a timely basis, and due to resource constraints, the inability to close the Company’s books in a timely manner on a month to month basis. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis. If the Company is unable to correct these weaknesses in a timely manner it will represent a risk.

Principles of Consolidation – The consolidated financial statements include the accounts of Velocity Express Corporation and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in the consolidation. The consolidated financial statements for the six month period ended January 1, 2005 also include Peritas as required by FASB Interpretation No. 46, Consolidation of Variable Interest Entities [“FIN No. 46”]. In November 2004 the Company no longer had a variable interest in Peritas that was at risk of disproportionate loss pursuant to its voting rights. Accordingly, Peritas was deconsolidated from the Company’s financial statements as of January 2, 2005.

Reclassifications – Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.

Comprehensive Loss – Comprehensive loss were $3.7 million and $7.2 million for the three and six months ended December 31, 2005, respectively, and $9.1 million and $15.4 million for the three and six months ended January 1, 2005, respectively. The difference between net loss and total comprehensive loss in the respective periods related to foreign currency translation adjustments.

Reverse stock Split – Shareholder approval was granted for a 1:50 reverse stock split at the shareholders’ meeting held on February 14, 2005. Such reverse stock split became effective at open of trading on February 16, 2005. All such share amounts are restated herein to reflect such reverse stock split.

Loss Per Share – Basic and diluted loss per share are computed based on the weighted average number of common shares outstanding by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the period. Securities or other obligations to issue common stock such as options, warrants or convertible preferred stock, were excluded since their effect was anti-dilutive.

The following table sets forth a reconciliation of the numerators and denominators of basic and diluted net loss per common share

	Three Months Ended		Six Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
	(Amounts in thousands, except per share data)
Numerator
Net loss	$(3,707)	$(9,211)	$(7,203)	$(15,543)
Beneficial conversion feature for Series J Preferred	—	—	—	(7,368)
Beneficial conversion feature for Series K Preferred	—	(3,877)	—	(14,777)
Beneficial conversion feature for Series L Preferred	—	(7,000)	—	(7,000)
Beneficial conversion feature for Series N Preferred	(648)		(648)
Beneficial conversion feature for Series O Preferred	(190)	—	(3,270)	—
Beneficial conversion feature for Series P Preferred	(1,232)	—	(1,232)	—

Net loss applicable to common shareholders	$(5,777)	$(20,088)	$(12,353)	$(44,688)

Denominator for basic and diluted loss per share
Weighted average common stock shares	15,907	265	15,023	245

Basic and Diluted Loss Per Share	$(0.36)	$(75.71)	$(0.82)	$(182.25)

The following table presents securities that could be converted into common shares and potentially dilute basic loss per share in the future. In the quarters and six months ended December 31, 2005 and January 1, 2005, the potentially dilutive securities were not included in the computation of diluted loss per share because to do so would have been antidilutive:

	Three Months Ended		Six Months Ended
	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
	(Amounts in thousands)
Common stock warrants	2,055	225	1,319	219
Preferred stock warrants:
Series C Convertible Preferred	—	98	—	99
Series D Convertible Preferred	—	63	—	63
Convertible preferred stock:
Series B Convertible Preferred	—	483	—	482
Series C Convertible Preferred	—	239	—	239
Series D Convertible Preferred	—	447	—	447
Series F Convertible Preferred	—	426	—	430
Series G Convertible Preferred	—	132	—	134
Series H Convertible Preferred	—	457	—	464
Series I Convertible Preferred	—	4,983	—	4,983
Series J Convertible Preferred	—	1,951	—	1,821
Series K Convertible Preferred	—	1,637		1,171
Series L Convertible Preferred		185		92
Series M Convertible Preferred	5,363	—	5,214	—
Series N Convertible Preferred	1,829	—	1,829	—
Series O Convertible Preferred	474	—	429	—
Series P Convertible Preferred	2,691	—	1,168	—

	12,412	11,326	9,959	10,644

All of the Company’s outstanding options were not included in the computation of diluted EPS because the effect would have been antidilutive. These options were antidilutive because their exercise prices were greater than the average market value of a share of common stock during the period.

Share-Based Payments

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Shared-Based Payment (“SFAS 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and amends SFAS No. 95, Statement of Cash Flows. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

On July 3, 2005, the Company adopted SFAS 123(R) using a modified prospective method resulting in the recognition of share-based compensation expense of $290,000 and $352,000 for the three and six month periods ended December 31, 2005, respectively. Prior period amounts have not been restated. Under this modified prospective method, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS 123(R), the Company accounted for share-based compensation using APB 25 and related interpretations.

The following table details the effect on net loss applicable to common shareholders and basic and diluted loss per share had compensation expense for the employee share-based awards been recorded in the three and six months ended January 1, 2005 based on the fair value method under SFAS 123:

	Three Months Ended January 1, 2005	Six Months Ended January 1, 2005
	(Amounts in thousands, except per share amounts)
Net loss applicable to common shareholders, as reported	$(20,088)	$(44,688)
Add: Stock-based employee compensation expense included in reported net loss applicable to common shareholders	32	64
Deduct: Stock-based compensation expense determined under fair value method for all awards	(72)	(60)

Pro forma	$(20,128)	$(44,684)

Basic and diluted loss per common share:
As reported	$(75.71)	$(182.25)

Pro forma	$(75.86)	$(182.23)

The Company currently sponsors the 1995 Stock Option Plan, the 2000 Stock Option Plan, the 1996 Director Stock Option Plan, and the 2004 Stock Option Plan. These plans provide for the issuance of up to 7,670,996 shares of common stock. Options may be granted to employees, directors and consultants. With the exception of the 2000 Stock Option Plan, option exercise prices are not less than the fair market value of the Company’s common stock on the date of grant. In the case of the 2000 Stock Option Plan, non-statutory options may be granted at not less than 85% of the fair market value of the Company’s common stock on the date of grant. The majority of the options vest annually in equal amounts over a two-year period. The 2000 Stock Option Plan also allows for the issuance of performance shares or restricted stock. As of December 31, 2005, there were 850 shares of restricted stock outstanding. All outstanding restricted stock was vested as of July 2, 2005. The Company has 3,363,952 shares of common stock available for grants under the option plans at December 31, 2005.

The Company uses the Black-Scholes option-pricing model to calculate the fair value of share based awards. The key assumptions for this valuation method include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, exercise price, and forfeiture rate. Many of these assumptions are judgmental and highly sensitive in the determination of compensation expense.

Under the assumptions indicated below, the weighted-average fair value of stock option grants to employees for the three and six months ended December 31, 2005 were $1.92 and $1.92, respectively. For the three and six month period ended December 31, 2005 the fair value of the warrants granted to employees was $2,005,200 and $2,139,783, respectively. Also, in the six month period ended December 31, 2005, the Company issued 142,333 common stock warrants to a broker in connection with costs of a prior period issue of preferred stock. The Company recorded the warrants at $895,000 which was the fair value of the services received. The table below indicates the key assumptions used in the option and warrant valuation calculations for share based awards granted to employees in the three and six months ended December 31, 2005 and a discussion of our methodology for developing each of the assumptions used in the valuation model:

	Three Months Ended 31-Dec-05		Six Months Ended 31-Dec-05
Term	1.58	Years	1.62	Years
Volatility	171.00%		170.60%
Dividend Yield	0.00%		0.00%
Risk-free interest rate	4.34%		4.33%
Forfeiture rate	2.84%		2.89%

There were no options grants during fiscal 2005 or during the first quarter of fiscal 2006.

Term - This is the period of time over which the awards granted are expected to remain outstanding. The warrants and options issued in the six month period ended December 31, 2005 have a maximum contractual term of either five or seven years. An increase in the expected term will increase compensation expense.

Volatility - This is a measure of the amount by which a price has fluctuated or is expected to fluctuate. Volatility is based on historical volatility of the Company’s common stock value and other factors, such as expected changes in volatility arising from planned changes in the Company’s business operations. An increase in the expected volatility will increase compensation expense.

Risk-Free Interest Rate - This is the U.S. Treasury rate for the week of the grant having a term equal to the expected term of the awards. An increase in the risk-free interest rate will increase compensation expense.

Dividend Yield – The Company has not made any dividend payments during the last five fiscal years and has no plans to pay dividends in the foreseeable future. An increase in the dividend yield will decrease compensation expense.

Forfeiture Rate - This is the estimated percentage of awards granted that are expected to be forfeited or canceled before becoming fully vested. An increase in the forfeiture rate will decrease compensation expense.

A summary of the status of outstanding stock options and activity is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life		Aggregate Intrinsic Value (in thousands)
Options outstanding, July 3, 2005	18,163	$678.45
Granted	1,665,931	$2.56
Expired	(60)	$1,718.75

Options outstanding, December 31, 2005	1,684,034	$9.79	9.90	years	$—

Options exercisable, December 31, 2005	18,103	$675.00	4.92	years	$—

As of December 31, 2005 there was $4.8 million of total unrecognized compensation expense related to stock options.

There have been no exercises of stock options during the six months ended December 31, 2005.

In the six month period ended December 31, 2005, the Company granted 2,715,022 common stock warrants to certain employees for services provided. The Company calculated the fair value of the common stock warrants using the Black-Scholes option-pricing model using the parameters detailed above.

A summary of the status of the Company’s common stock warrants outstanding as of December 31, 2005 and activity during the six month period then ended is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life		Aggregate Intrinsic Value (in thousands)
Warrants outstanding, July 3, 2005	426,202	$9.34
Granted	2,715,022	$3.30
Exercised	(7,000)	$0.50
Forfeited	(6,141)	$110.33

Warrants outstanding, December 31, 2005	3,128,083	$3.92	3.04	years	$620,691

Warrants exercisable, December 31, 2005	597,788	$0.72	3.34	years	$620,691

3. RESTRUCTURING

At the end of the third quarter of fiscal 2005, the Company’s management moved to redefine the business model to take advantage of the Company’s strengths in service delivery to its local markets. Approximately 40 operating centers were designated for closure and employee headcount was reduced by about 200. At that time, the Company recorded a charge of $602,000 related to the restructuring, mostly for severance costs. During the fourth quarter of fiscal 2005, the Company ceased use of most of the named facilities and recorded a charge of $950,000 including an additional $550,000 in net lease contract termination costs and fixed asset impairments, $100,000 in severance, and an estimated $300,000 to recognize the cost of spare cell phone service contracts that have no future economic benefit to the Company. Approximately $0.8 million of the liability remained accrued at December 31, 2005, of which $0.7 million is included with current accrued liabilities.

Changes in the restructure liabilities follow:

	Restructuring Liabilities July 2, 2005	Payments	Adjustments and Changes in Estimates	Restructuring Liabilities December 31, 2005
Employee termination benefits	$520	$(219)	$(59)	$242
Lease termination costs	559	(153)		406
Other	311	(120)	(41)	150

	$1,390	$(492)	$(100)	$798

During fiscal 2004, the Company relocated its headquarters and financial functions to Westport, Connecticut from Minneapolis, Minnesota. The costs of relocation, employee acquisition, training and severance were recognized as period costs.

4. LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31, 2005	July 2, 2005
	(Amounts in thousands)
Revolving note	$19,486	$27,829
Senior subordinated note	5,607	5,627
Other	498	699

	25,591	34,155
Less current maturities	(25,520)	(31,326)

Total Long Term Debt	$71	$2,829

The Company maintains a revolving credit facility with Bank of America/Fleet Capital Corporation (the “Senior Lender”) that allows for borrowings up to the lesser of $42.5 million or an amount based on a defined portion of eligible accounts receivable. As of December 31, 2005 the balance borrowed under the facility equals $19.5 million. Interest is payable monthly at a rate, which is adjusted annually by an amount not exceeding 25 basis points depending upon the Company’s achieving certain conditions as defined in the agreement, of prime plus 1.25% (8.75% at December 31, 2005), or, at the Company’s election, at LIBOR plus 3.25%. As of December 31, 2005, the Company had 51% of the facility usage under LIBOR contracts at an interest rate of 7.625%. In addition, the Company is required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. The facility terminates on December 31, 2006. While the Company is in negotiations to extend or replace the revolving credit facility failure to do so may require the Company to obtain financing through alternative means to sustain continuing operations.

Substantially all of the Company’s assets have been pledged to secure borrowings under the revolving credit facility and senior subordinated note. The Company is subject to certain restrictive covenants under the agreements. The more significant covenants include limitations on capital asset expenditures, dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure. The Company is also required to maintain financial covenants related to capital expenditures and to maintain definitive levels of minimum availability. Unused availability was $2.7 million at December 31, 2005. Due to the characteristics of the revolving credit facility, the Company has classified the amount outstanding under the revolving credit facility as a current liability.

On March 31, 2004, July 1, 2004, and December 21, 2004, the Company entered into the third, fourth, and fifth amendments, respectively, to the amended and restated revolving credit facility with Bank of America/Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above.

On December 7, 2005 the Company entered into the sixth amendment to the amended and restated revolving credit facility with Bank of America/Fleet. The purpose of the amendment was to approve, and allow payments under, the terms of the negotiated settlement to resolve litigation arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. (“MIS”). [See Note 5, Litigation Settlement]. This amendment also approved the restructure of the senior subordinated debt allowing for quarterly principal repayments of $100,000.

At December 31, 2005, the Company was not in compliance with certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. [See Note 7, Liquidity]. The Company will pursue waivers pertaining to these matters of compliance.

On February 16, 2006, the Company’s Senior Lender released $2.0 million of previously restricted availability after receiving a limited guarantee in the amount of $2.0 million from one of the Company’s investors, TH Lee Putnam Ventures (“THLPV”). THLPV received no compensation, consideration or promises from the Company in exchange for providing the guarantee.

The Company also maintains a $6.0 million senior subordinated note with interest payable quarterly at 15% per annum (to be reduced to 12% upon the occurrence of certain events). The initial carrying value of the senior subordinated note was $6.0 million and was reduced by $0.6 million for the fair value of Series I Preferred Stock issued to the senior subordinated lender. The unamortized discount was $0.3 million at December 31, 2005, and is being amortized over the remaining term of the note. The Company also incurred fees of $0.2 million, $0.1 million of which were satisfied through the issuance of Series I Preferred Stock. These fees were recorded as deferred financing costs and are also being amortized over the life of the loan. The senior subordinated note included a requirement of quarterly principal repayments of $0.5 million beginning January 31, 2005 if agreed to by the primary lender. No principal payments have been made to the senior subordinated note holder under this schedule as such payments have not been approved by the primary lender.

        On December 7, 2005 the senior subordinated note was amended and restated to adjust the entire payment schedule to $100,000 per quarter with a lump sum final payment at the October 31, 2007 maturity date. The senior debt holder has approved and authorized such schedule of payments. In accordance with the new amended and restated agreement the Company is now required to pay a service fee of $10,000 per month related to the acquisition and management of the indebtedness; it had previously been $5,000 per month under the prior agreement structure. The senior subordinated note is due October 31, 2007. The note remains subordinate to the revolving credit facility.

At December 31, 2005, the Company had in place waivers of its financial debt covenants relating to its revolving credit facility and its senior subordinated debt facility. These waivers are in effect through January 1, 2007.

5. LITIGATION SETTLEMENT

On August 1, 2005, the Company received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment against the Company in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., (the “Plaintiffs”). The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc., a predecessor company, and Mobile Information Systems, Inc. (“MIS”). By granting the motions, the court did resolve the liability issues and hold that Bank of America/Hancock is entitled to recover the amounts sued for.

On December 7, 2005 the parties executed a negotiated settlement outside of the court; with the Company making scheduled payments totaling $2.9 million after initial good faith payments of $0.3 million. In addition, on December 9, 2005, the Plaintiffs were issued 500,000 shares of the Company’s common stock, guaranteed at a $6.00 per share minimum value subject to future conditions (the “Guarantee”). The Plaintiffs also received an accelerated payment of $0.5 million of the $2.9 million settlement pursuant to conditions of the agreement related to the Company’s raise of any equity funding. As part of the final settlement, the Company received waivers of financial covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”), and with BET Associates, LP relative to waiver of certain financial covenants of its Subordinated Debt. At issuance of the Common Stock, the Guarantee had an estimated initial fair value of $1.8 million, which was recorded as a liability on the consolidated balance sheet. The estimated fair value of the Guarantee was determined using the December 9, 2005 closing price of the Company’s Common Stock trading on the NASDAQ-SCM stock market. For the three months ended December 31, 2005, the Company recorded other expense on the consolidated statements of operations for the change in fair value of the Guarantee of approximately $0.2 million. The Guarantee will be adjusted to its fair value on a quarterly basis, with the corresponding charge or credit to other expense or income. At December 31, 2005, the estimated fair value of the Guarantee was $1.9 million.

6. SHAREHOLDERS’ EQUITY

Series O Convertible Preferred Stock - On July 20, 2005, the Company executed Stock Purchase Agreements with seven institutional and accredited investors to provide for the private placement of 1,400,000 shares of a newly authorized series of the Company’s preferred stock (the “Series O Preferred”) in exchange for aggregate gross proceeds of $5,600,000. Based on the pricing of the Series O Preferred, the sale of Series O Preferred contained a beneficial conversion amounting to $3.1 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

The Series O Preferred is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M Preferred and N Preferred, a dividend at the rate of 6% per annum of the Series O Preferred stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series O Preferred shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred and N Preferred, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series O Preferred stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). In addition to being junior the Series M Preferred and N Preferred from the standpoint of liquidation, the Series O Preferred also has reduced voting rights. For example, the approval of at least 62.5% of the outstanding shares of Series O Preferred is not required in order for the Company to merge, dispose of substantial assets, engage in affiliate transactions, pay dividends, authorize new stock options plans, license or sell its intellectual property or change the number of board of directors.

Each of the investors has the right, at its option at any time, to convert any such shares of Series O Preferred into such number of fully paid and no assessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series O Preferred so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $4.00 per share subject to certain adjustments.

Series P Convertible Preferred Stock – On October 14, 2005, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Preferred”) in exchange for aggregate gross proceeds of $10,352,370. The Series P Preferred has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of 8% per annum of the Series P Preferred stated value, payable quarterly, in cash or PIK shares of Series P Preferred at the option of the Company. Under certain events of default, the dividend rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding Common Stock, the issuance will require the prior approval of the Company’s shareholders. Upon any liquidation, dissolution or winding up of the Company, the Investors of the shares of Series P Preferred shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Preferred into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Holder 130% of the stated value of the outstanding Series P Preferred together with all accrued dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Holder 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P Preferred prior to the Registration Statement becoming effective, the Company may redeem the Series P Preferred by paying to the Investor the greater of: (1) 130% of the outstanding stated value of the Series P Preferred plus accrued dividends, and (2) 100% of the stated value of the Series P Preferred plus all accrued dividends, plus 50% of the difference between the conversion price then in effect and the average closing price of the Company’s Common Stock for the 30 calendar days preceding such redemption. Each Investor also received an A Warrant and B Warrant, each to purchase up to 20% of the amount of Series P Preferred purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days. The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”). The Rights Agreement requires the filing of a registration statement no later than 90 days after the closing date, and that it be effective within 180 days. Due to the value of the A warrant, the sale of Series P Preferred contained a beneficial conversion amounting to $1.2 million which was recognized as a deemed dividend to preferred shareholders at the time of sale and as a charge against net loss available to common shareholders.

7. LIQUIDITY

The Company is managing to a plan to achieve positive cash flow over the next year. Key components of the plan include increased profitable revenue growth with numerous existing and potential customers in targeted markets, improved gross margins through continued utilization of the Company’s route optimization software, and reduced expenses through attrition and centralization of many key operational functions. As with any operating plan, there is an element of risk associated with the Company’s ability to execute against this plan. If the Company is unable to execute against the plan, it may need additional capital as a means to meet its ongoing operations.

As of December 31, 2005, the Company had $1.8 million in cash and $2.7 million of available borrowing under its revolving credit facility. Borrowings under the revolving credit facility are classified as current liabilities because the Company is required to maintain a lockbox account with the lender. In turn, the lender may apply funds received against outstanding borrowings. However, as such funds are applied to outstanding borrowings then additional borrowing capacity becomes available to the Company. Until its maturity the Company does not expect to pay down, on a net basis, any of the $19.5 million outstanding at December 31, 2005 and included in current liabilities. The facility terminates on December 31, 2006. While the Company is in negotiations to extend or replace the revolving credit facility failure to do so will require the Company to obtain funds through equity means in order to sustain continuing operations.

On February 16, 2006, the Company’s Senior Lender released $2.0 million of previously restricted availability after receiving a limited guarantee in the amount of $2.0 million from one of the Company’s investors, TH Lee Putnam Ventures (“THLPV”). THLPV received no compensation, consideration or promises from the Company in exchange for providing the guarantee.

8. SUBSEQUENT EVENTS

On February 3, 2005 the Company agreed to resolve litigation pending with Nextel of Texas, Inc. in which the Company claimed that Nextel’s invoices contained significant overcharges. Nextel claimed that the Company owed in excess of $1.3 million for phone services. Under the settlement, the parties are to dismiss all claims against the other and the Company will pay Nextel $700,000, payable in fourteen equal monthly payments, with the first payment due April 1, 2006. Such amounts have been present valued and accrued on the Company’s financial statements. A formal settlement to document the terms agreement is being drafted. Once this settlement has been formalized the Company will pursue the required bank waiver to allow for assumption of the debt, as the level of debt assumed would otherwise result in a debt covenant violation.

On February 16, 2006, the Company’s Senior Lender released $2.0 million of previously restricted availability after receiving a limited guarantee in the amount of $2.0 million from one of the Company’s investors, TH Lee Putnam Ventures (“THLPV”). THLPV received no compensation, consideration or promises from the Company in exchange for providing the guarantee.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

In accordance with the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements in this Form 10-Q and elsewhere that are forward-looking and that provide other than historical information, involve risks and uncertainties that may impact the Company’s results of operations. These forward-looking statements include, among others, statements concerning the Company’s general business strategies, financing decisions, and expectations for funding capital expenditures and operations in the future. When used herein, the words “believe,” “plan,” “continue,” “hope,” “estimate,” “project,” “intend,” “expect,” and similar expressions are intended to identify such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no statements contained in this Form 10-Q should be relied upon as predictions of future events. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and may be incapable of being realized. The risks and uncertainties inherent in these forward-looking statements could cause results to differ materially from those expressed in or implied by these statements.

Readers are cautioned not to attribute undue certainty to the forward-looking statements contained herein, which speak only as of the date hereof. The information contained in this Form 10-Q is believed by the Company to be accurate as of the date hereof. Changes may occur after that date, and the Company will not update that information except as required by law in the normal course of its public disclosure practices.

Overview

The Company provides same-day time-critical logistics solutions to individual consumers and businesses, primarily in the United States with limited operations in Canada.

The Company has one of the largest nationwide networks of time-critical logistics solutions in the United States and is a leading provider of scheduled, distribution and expedited logistics services.

The Company’s service offerings are categorized as:

•	Scheduled logistics consisting of the daily pickup and delivery of parcels with narrowly defined time schedules predetermined by the customer.

•	Distribution logistics consisting of the receipt of customer bulk shipments that are divided and sorted at major metropolitan locations and delivered into multiple routes with defined endpoints and more broadly defined time schedules.

•	Expedited logistics consisting of unique and expedited point-to-point service for customers with extremely time sensitive delivery requirements.

The Company’s customers represent a variety of industries and utilize the Company’s services across multiple service offerings. Revenue categories by percentages were as follows:

	Six Months Ended
	December 31, 2005	January 1, 2005
Commercial and office products	48.6%	40.3%
Healthcare	21.8%	19.1%
Financial services	17.3%	27.2%
Transportation and logistics	5.8%	7.4%
Energy	4.9%	4.6%
Technology	1.6%	1.4%

For the three months ended December 31, 2005, two customers within the Commercial and Office Products service offerings accounted for 13.1% and 10.4% of the Company’s net revenues. For the six months ended December 31, 2005, these two customers accounted for 12.4% and 10.4% of net revenues.

With the enactment of the Federal Law known as Check 21, on October 28, 2004, the Company anticipates a continued decline of financial services revenue as financial institutions will now electronically scan and process checks, without the required need to move the physical documents to the clearing institution. More than off-setting this decline of revenue in the financial services industry, the Company believes that in addition to a greater product mix towards commercial and office products, it will also continue to benefit from the growth in healthcare and healthcare related services industries within the United States, and be able to effectively leverage their broad coverage footprint to capitalize on this national growth industry.

During fiscal 2006, the Company plans to continue to invest in automated technologies that will increase its competitive advantage in the market by providing more economical delivery routing, enhance and automated package tracking, and increased productivity from both a frontline delivery and back office perspective. During fiscal years 2004 and 2005, the Company spent over $5 million, in the development and implementation of route management software solutions that are anticipated to have a significant impact on reducing overall delivery cost, and increasing the Company’s ability to better manage its variable operating cost.

Historical Results of Operations

Revenue for the quarter ended December 31, 2005 decreased $16.2 million or 24.7% to $49.3 million from $65.5 million for the quarter ended January 1, 2005. The decrease in revenue for the quarter ended December 31, 2005 compared to the same period last year was primarily the result of restructure that was done in the March through June 2005 timeframe. Over 40 locations were closed and a number of unprofitable accounts were resigned.

Revenue for the six months ended December 31, 2005 decreased $31.6 million or 23.7% to $101.9 million from $133.4 million for the six months ended January 1, 2005. The decrease in revenue for the six months ended December 31, 2005 compared to the same period last year was primarily the result of the restructure of the business done in the March through June 2005 timeframe. Approximately 25% of the revenue was eliminated through the closure of over 40 locations and resigning a number of unprofitable accounts.

Cost of services for the quarter ended December 31, 2005 was $35.1 million, a decrease of $18.9 million or 35.0% from $54.0 million for the quarter ended January 1, 2005. Of the reduction in cost, $13.3 million resulted from reduced revenue. The remaining reduction in cost was the result of completing the restructure of the Company’s delivery model. Driver pay was reduced by $1.7 million, vehicle cost was reduced by $1.7 million, and insurance was reduced by $2.0 million. As a result, gross margin increased from 17.5% in the prior year quarter to 28.8% for the quarter ended December 31, 2005.

Cost of services for the six months ended December 31, 2005 was $73.3 million, a decrease of $35.7 million or 32.7% from $109.1 million for the six months ended January 1, 2005. Of the reduction in cost, $26.5 million resulted from reduced revenue. The remaining reduction in cost, and improvement in gross margin were the result of completing the restructure of the Company’s delivery model. Driver pay was reduced by $2.9 million, vehicle cost was reduced by $3.7 million, and insurance was reduced by $3.9 million. As a result, gross margin increased from 18.3% in the prior year six months period to 28.0% for the six months ended December 31, 2005.

Selling, general and administrative expenses for the quarter ended December 31, 2005 were $13.7 million or 27.7% of revenue, a decrease of $2.7 million or 16.7% as compared with $16.4 million or 25.0% of revenue for the quarter ended January 1, 2005. The decrease in SG&A for the quarter period resulted primarily from the Company’s third fiscal quarter 2005 restructure and continuing focused efforts on cost control. Salary and benefits were reduced $2.4 million, telecommunications were reduced $0.5 million, travel was reduced $0.3 million and other items were reduced $0.5 million, partially offset by additional legal costs.

Selling, general and administrative expenses for the six months ended December 31, 2005 were $28.0 million or 27.5% of revenue, a decrease of $3.4 million or 10.9% as compared with $31.4 million or 23.5% of revenue for the six months ended January 1, 2005. The decrease in SG&A for the six months period resulted primarily from the Company’s third fiscal quarter 2005 restructure and continuing focused efforts on cost control. Salary and benefits were reduced by $3.8 million and telecommunications were reduced by $0.8 million, partially offset by additional legal costs.

Occupancy charges for the quarter ended December 31, 2005 were $3.2 million, a decrease of $0.4 million or 12.2% from $3.6 million for the quarter ended January 1, 2005. This decrease is also a result of Company’s third fiscal quarter 2005 restructure and the closure of over 40 locations.

Occupancy charges for the six months ended December 31, 2005 were $6.1 million, a decrease of $0.9 million or 13.4% from $7.1 million for the six months ended January 1, 2005. This decrease is also a result of Company’s third fiscal quarter 2005 restructure and the closure of over 40 locations.

Interest expense for the quarter ended December 31, 2005 increased $0.4 million to $1.2 million from $0.8 million for the quarter ended January 1, 2005. The increase is a result comprised of $0.1 million of amortized financing costs associated with Series M and a $0.3 million present value adjustment of legal settlements and restructuring costs.

Interest expense for the six months ended December 31, 2005 increased $0.7 million to $2.3 million from $1.6 million for the six months ended January 1, 2005. The increase is a result comprised of $0.4 million of amortized financing costs associated with Series M and a $0.3 million present value adjustment of legal settlements and restructuring costs.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Shared-Based Payment (“SFAS 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and amends SFAS No. 95, Statement of Cash Flows. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

On July 3, 2005, the Company adopted SFAS 123(R) using a modified prospective method resulting in the recognition of share-based compensation expense of $290,000 and $352,000 for the three and six month periods ended December 31, 2005, respectively. Prior period amounts have not been restated. Under this modified prospective method, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS 123(R), we accounted for share-based compensation using APB 25 and related interpretations in accounting for our plans.

Liquidity and Capital Resources

Cash used in operations was $9.9 million for the first six months of fiscal 2006. Of the $9.9 million of negative cash flow, $7.1 used was as a result of working capital changes. Cash provided as a result of the decrease in accounts receivable was approximately $1.6 million. Accounts payable used approximately $5.3 million as a result of changes in vendor payment arrangements. The remaining use of working capital of $3.4 million was due to funding of insurance, legal and other miscellaneous claims.

Cash used as a result of investing activities was $0.7 million for the first six months of fiscal 2006 and consisted primarily of capital expenditures for the Company’s continued efforts to leverage technology to provide customer-driven technology solutions

Cash provided as a result of financing activities amounted to $6.5 million during first six months of fiscal 2006. The primary source of cash was from issuance of preferred stock, which provided $15.2 million. Net reductions of long term debt and on borrowings on the revolving credit facility used $8.6 million.

As of December 31, 2005, the Company had no outstanding purchase commitments for capital improvements.

The Company reported a loss from operations of approximately $5.6 million for the first six months of fiscal 2006 and has negative working capital of approximately $25.7 million at December 31, 2005.

The Company is managing to a plan to achieve positive cash flow over the next year. Key components of the plan include increased profitable revenue growth with numerous existing and potential customers in targeted markets, improved gross margins through continued utilization of the Company’s route optimization software, and reduced expenses through attrition and centralization of many key operational functions. As with any operating plan, there is an element of risk associated with the Company’s ability to execute against this plan. If the Company is unable to execute against the plan, it may need additional capital as a means to meet its ongoing operations.

On February 16, 2006, the Company’s Senior Lender released $2.0 million of previously restricted availability after receiving a limited guarantee in the amount of $2.0 million from one of the Company’s investors, TH Lee Putnam Ventures (“THLPV”). THLPV received no compensation, consideration or promises from the Company in exchange for providing the guarantee.

As of December 31, 2005, the Company had $1.8 million in cash and $2.7 million of available borrowing under its revolving credit facility. Borrowings under the revolving credit facility are classified as current liabilities because the Company is required to maintain a lockbox account with the lender. In turn, the lender may apply funds received against outstanding borrowings. However, as such funds are applied to outstanding borrowings then additional borrowing capacity becomes available to the Company. Through maturity of the debt, the Company does not expect to repay, on a net basis, any of the $19.5 million outstanding at December 31, 2005 and included in current liabilities. The revolving credit agreement expires on December 31, 2006. While the Company is in negotiations to extend or replace the revolving credit facility failure to do so will require the Company to obtain funds through equity means to sustain continuing operations.

On March 31, 2004, July 1, 2004, and December 21, 2004, the Company entered into the third, fourth, and fifth amendments, respectively, to the amended and restated revolving credit facility with Bank of America/Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above.

On December 7, 2005 the Company entered into the sixth amendment to the amended and restated revolving credit facility with Fleet. The purpose of the amendment was to approve, and allow payments under, the terms of the negotiated settlement to resolve litigation arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. (“MIS”). [See footnote 5, Litigation Settlement].

At December 31, 2005, the Company was not in compliance with certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. [See footnote 7, Liquidity]. The Company will pursue waivers pertaining to these matters of compliance.

We are continuing to pursue operational efficiencies through conversion of employee drivers to independent contractors, reducing back office workforce, and pursuing savings in other areas.

Risk Factors

History of Losses

Our net losses applicable to common shareholders for the six months ended December 31, 2005 and January 1, 2005 were $12.4 million and $44.7 million, respectively. Such losses include $5.2 million and $29.1 million, respectfully, resulting from beneficial conversion charges, increased such respective period losses to the aforementioned levels of net losses applicable to common shareholders.

Material Weakness

In connection with the preparation of the Company’s consolidated financial statements for the year ended July 2, 2005 certain material weaknesses became evident to management including the inability to fully reconcile cash applications on a timely basis and due to resource constraints, the inability to close the Company’s books in a timely manner on a month to month basis. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis.

At the direction of the Audit Committee, management has continued to review how the material weaknesses and deficiencies in internal control occurred and is proceeding expeditiously with its existing plan to enhance internal controls and procedures. The Company has accelerated efforts to improve its reconciliations process and has aggressively added to and upgraded its financial staff to address issues of timeliness in financial reporting.

Customer Contractual Commitments

The Company’s contracts with its commercial customers typically have a term of one to three years, but are terminable upon 30 or 60 days notice. Early termination of these contracts could have a material adverse effect on the Company’s business, financial condition and results of operations.

Customer Concentration

The Company has two customers that each account for more than 10% of net revenues for the three and six months ended December 31, 2005. If these customers modify these service levels or transition to another service provider, it could have a negative impact on the Company’s financial position, results of operations, and cash flows.

Highly Competitive Industry

The market for same-day delivery and logistics services has been and is expected to remain highly competitive. Competition is often intense, particularly for basic delivery services. High fragmentation and low barriers to entry characterize the industry. Other companies in the industry compete with the Company not only for provision of services but also for qualified drivers. Some of these companies have longer operating histories and greater financial and other resources than the Company. Additionally, companies that do not currently operate delivery and logistics businesses may enter the industry in the future.

Claims Exposure

As of December 31, 2005, the Company utilized the services of approximately 2,751 independent drivers and messengers. From time to time such persons are involved in accidents or other activities that may give rise to liability claims. The Company currently carries liability insurance with a per-occurrence and an aggregate limit of $5 million. Owner-operators are required to maintain liability insurance of at least the minimum amounts required by applicable state or provincial law. The Company also has insurance policies covering property and fiduciary trust liability, which coverage includes all drivers and messengers. There can be no assurance that claims against the Company, whether under the liability insurance or the surety bonds, will not exceed the applicable amount of coverage, that the Company’s insurer will be solvent at the time of settlement of an insured claim, or that the Company will be able to obtain insurance at acceptable levels and costs in the future. If the Company were to experience a material increase in the frequency or severity of accidents, liability claims, workers’ compensation claims or unfavorable resolutions of claims, the Company’s business, financial condition and results of operations could be materially adversely affected. In addition, significant increases in insurance costs could reduce the Company’s profitability.

Certain Tax Matters Related to Drivers

A significant number of the Company’s drivers are currently independent contractors (meaning that they are not Company employees). From time to time, federal and state taxing authorities have sought to assert that independent contractor drivers in the same-day transportation and transportation industries are employees. The Company does not pay or withhold federal or state employment taxes with respect to drivers who are independent contractors. Although the Company believes that the independent contractors the Company utilizes are not employees under existing interpretations of federal and state laws, the Company cannot guarantee that federal and state authorities will not challenge this position or that other laws or regulations, including tax laws and laws relating to employment and workers’ compensation, will not change. If the IRS were to successfully assert that the Company’s independent contractors are in fact its employees, the Company would be required to pay withholding taxes, extend additional employee benefits to these persons and could be required to pay penalties or be subject to other liabilities as a result of incorrectly classifying employees. If drivers are deemed to be employees rather than independent contractors, the Company could be required to increase their compensation since they may no longer be receiving commission-based compensation. Any of the foregoing possibilities could increase the Company’s operating costs and have a material adverse effect on its business, financial condition and results of operations.

Local Delivery Industry; General Economic Conditions

The Company’s sales and earnings are especially sensitive to events that affect the delivery services industry including extreme weather conditions, economic factors affecting the Company’s significant customers and shortages of or disputes with labor, any of which could result in the Company’s inability to service its clients effectively or the inability of the Company to profitably manage its operations. In addition, downturns in the level of general economic activity and employment in the U.S. or Canada may negatively impact demand for the Company’s services.

Permits and Licensing

Although certain aspects of the transportation industry have been significantly deregulated, the Company’s delivery operations are still subject to various federal (U.S. and Canadian), state, provincial and local laws, ordinances and regulations that in many instances require certificates, permits and licenses. Failure by the Company to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations could result in substantial fines or possible revocation of the Company’s authority to conduct certain of its operations.

Dependence on Key Personnel

The Company’s success is largely dependent on the skills, experience and performance of certain key members of its management. The loss of the services of any of these key employees could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company’s future success and plans for growth also depend on its ability to attract and retain skilled personnel in all areas of its business. There is strong competition for skilled personnel in the same-day delivery and logistics businesses.

Dependence on Availability of Qualified Delivery Personnel

The Company is dependent upon its ability to attract and retain, as employees or through independent contractor or other arrangements, qualified delivery personnel who possess the skills and experience necessary to meet the needs of its operations. The Company competes in markets in which unemployment is generally relatively low and the competition for owner-operators and other employees is intense. The Company must continually evaluate and upgrade its pool of available owner-operators to keep pace with demands for delivery services. There can be no assurance that qualified delivery personnel will continue to be available in sufficient numbers and on terms acceptable to the Company. The inability to attract and retain qualified delivery personnel could have a material adverse impact on the Company’s business, financial condition and results of operations.

Volatility of Stock Price

Prices for the Company’s Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and general economic and market conditions. Variations in the Company’s operating results, general trends in the industry and other factors could cause the market price of the Common Stock to fluctuate significantly. In addition, general trends and developments in the industry, government regulation and other factors could have a significant impact on the price of the Common Stock. The stock market has, on occasion, experienced extreme price and volume fluctuations that have often particularly affected market prices for smaller companies and that often have been unrelated or disproportionate to the operating performance of the affected companies, and the price of the Common Stock could be affected by such fluctuations.

Fuel Costs

The owner-operators utilized by the Company are responsible for all vehicle expense including maintenance, insurance, fuel and all other operating costs. The Company makes every reasonable effort to include fuel cost adjustments in customer billings that are paid to owner-operators to offset the impact of fuel price increases. If future fuel cost adjustments are insufficient to offset owner-operators’ costs, the Company may be unable to attract a sufficient number of owner-operators that may negatively impact the Company’s business, financial condition and results of operations.

Capital Funding Requirements

Achieving the Company’s financial goals involves maximizing the effectiveness of the variable cost model, the implementation of customer-driven technology solutions and continued leverage of the consolidated back office SG&A platform. To date, the Company has primarily relied upon debt and equity investments to fund these activities.

Additionally, at December 31, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. The Company’s ability to fund operations is dependent on its ability to maintain the financing under the revolving credit agreement and its subordinated debt facility. The Company will pursue waivers with respect to the aforementioned debt covenants.

Uncertainty of Future Profitability

The Company has continued to experience net losses of $7.2 million for the six months ended December 31, 2005. In fiscal 2005, the declines in operating income had significantly exceeded the cost saving resulting from improved systems. To achieve profitability, the Company must successfully pursue new revenue opportunities, effectively limit the impact of competitive pressures on pricing and freight volumes, and fully implement its technology initiatives and other cost-saving measures.

Dependence on Additional Financing

The Company has depended, and is likely to continue to depend, on its ability to obtain additional financing to fund its liquidity requirements. The Company may not be able to continue to obtain additional capital when the Company wants it or need it, and capital may not be available on satisfactory terms. If the Company issues additional equity securities or convertible debt to raise capital, the issuance may be dilutive to the holders of the Company’s common or preferred stock. In addition, any additional capital may have terms and conditions that adversely affect the Company’s business, such as financial or operating covenants.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

The Company’s operations are not currently subject to material market risks for interest rates, foreign currency rates, or other market price risks. However, the Company has revolving debt of $19.5 million at December 31, 2005. If the entire revolving credit facility were subject to a one percentage point change in the borrowing rate, the corresponding annualized effect on interest expense would be $195,000.

ITEM 4. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report, under the supervision and with the participation of the Company’s management, including the company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) (the “Certifying Officers”), the Company carried out an evaluation of the effectiveness of its “disclosure controls and procedures” (as the term is defined in the Securities Exchange Act of 1934, as amended (the “Act”) Rules 13a-15(e) and 15d-15(e) to mean controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports it files or submits under the Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Act is accumulated and communicated to the issuer’s management, including the Certifying Officers, to allow timely decisions regarding required disclosure).

As we reported in our Form 10-K for the fiscal year ended July 1, 2005 (filed October 19, 2005), as amended on October 26, 2005, in connection with the audit of our financial statements for that year, certain material weaknesses became evident to management including the inability to fully reconcile cash applications on a timely basis and, due to resource constraints, the inability to close the Company’s books in a timely manner on a month to month basis. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis. Based on this evaluation, the Certifying Officers concluded that the Company’s disclosure controls and procedures were not effective to ensure that material information was recorded, processed, summarized and reported by management of the Company on a timely basis in order to comply with the Company’s disclosure obligations under the Act, and the rules and regulations promulgated thereunder. Such material weakness and associated ineffectiveness, as reported in Form 10-K under “ITEM 9A. Controls and Procedures” have been evaluated, and at December 31, 2005, the Company has action plans in place to address and eliminate them.

(b)	Changes in internal controls over financial reporting

As described in section (a) above, on October 19, 2005 we reported a material weakness as of July 1, 2005 which still existed at December 31, 2005. The Company has taken steps to attempt to improve its internal controls and its control environment. The Company has established, and is implementing, a cash applications initiative to ensure timely and accurate posting of cash receipts and has aggressively recruited experienced professionals to augment and upgrade its financial staff to address issues of timeliness in financial reporting. The Company believes that the corrective steps described herein will enable management to conclude that the internal controls over its financial reporting are effective when they are fully implemented. The Company will continue its efforts to identify, assess and correct any additional weaknesses in internal control.

PART II

ITEM 1. LEGAL PROCEEDINGS.

The Company is a party to litigation and has claims asserted against it incidental to its business. Most of such claims are routine litigation that involve workers’ compensation claims, claims arising out of vehicle accidents and other claims arising out of the performance of same-day transportation services. The Company carries workers’ compensation insurance and auto liability coverage for its employees. The Company and its subsidiaries are also named as defendants in various employment-related lawsuits arising in the ordinary course of the business of the Company. The Company vigorously defends against all of the foregoing claims.

The Company has established reserves for litigation, which it believes are adequate. The Company reviews its litigation matters on a regular basis to evaluate the demands and likelihood of settlements and litigation related expenses. Based on this review, the Company does not believe that the pending active lawsuits, if resolved or settled unfavorably to the Company, would have a material adverse effect upon the Company’s balance sheet or results of operations. The Company has managed to fund settlements and litigation expenses through cash flow and believes that it will be able to do so going forward. Settlements and litigation expenses have not had a material impact on cash flow and the Company believes they will not have a material impact going forward.

Cautionary Statements Regarding Pending Litigation and Claims

The Company’s statements above concerning pending litigation constitute forward-looking statements. Investors should consider that there are many important factors that could adversely affect the Company’s assumptions and the outcome of claims, and cause actual results to differ materially from those projected in the forward-looking statements. These factors include:

•	The Company has made estimates of its exposure in connection with the lawsuits and claims that have been made. As a result of litigation or settlement of cases, the actual amount of exposure in a given case could differ materially from that projected. In addition, in some instances, the Company’s liability for claims may increase or decrease depending upon the ultimate development of those claims.

•	In estimating the Company’s exposure to claims, the Company is relying upon its assessment of insurance coverages and the availability of insurance. In some instances insurers could contest their obligation to indemnify the Company for certain claims, based upon insurance policy exclusions or limitations. In addition, from time to time, in connection with routine litigation incidental to the Company’s business, plaintiffs may bring claims against the Company that may include undetermined amounts of punitive damages. The Company is currently not aware of any such punitive damages claim or claims in the aggregate which would exceed 10% of its current assets. Such punitive damages are not normally covered by insurance.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Series P Convertible Preferred Stock – On October 14, 2005, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Preferred”) in exchange for aggregate gross proceeds of $10,352,370. The Series P Preferred has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of 8% per annum of the Series P Preferred stated value, payable quarterly, in cash or PIK shares of Series P Preferred at the option of the Company. Under certain events of default, the dividend rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding Common Stock, the issuance will require the prior approval of the Company’s shareholders. Upon any liquidation, dissolution or winding up of the Company, the Investors of the shares of Series P Preferred shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Preferred into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Holder 130% of the stated value of the outstanding Series P Preferred together with all accrued dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Holder 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P Preferred prior to the Registration Statement becoming effective, the Company may redeem the Series P Preferred by paying to the Investor the greater of: (1) 130% of the outstanding stated value of the Series P Preferred plus accrued dividends, and (2) 100% of the stated value of the Series P Preferred plus all accrued dividends, plus 50% of the difference between the conversion price then in effect and the average closing price of the Company’s Common Stock for the 30 calendar days preceding such redemption. Each Investor also received an A Warrant and B Warrant, each to purchase up to 20% of the amount of Series P Preferred purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days. The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”). The Rights Agreement requires the filing of a registration statement no later than 90 days after the closing date, and that it be effective within 180 days.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

As of July 3, 2004, the Company was not in compliance with the minimum availability or interest coverage ratio covenants in the revolving credit facility and the interest coverage ratio covenant in the senior subordinated debt facility. However, the Company had in place waivers of its financial debt covenants related to its revolving credit facility and its senior subordinated debt facility. These waivers were in effect through January 1, 2005; and, pursuant to the Company’s receipt of $21.0 million of investment capital on December 21, 2004 the Company obtained additional waivers and consents from its lenders. The lenders waived all existing defaults and delayed the start date for the financial covenants for both minimum EBITDA and interest coverage ratio until the earlier of January 1, 2007 or the date upon which the (a) Company’s EBITDA for each of two consecutive months equals or exceeds the Company’s fixed charges (interest expense and scheduled principal payments due with respect to money borrowed) for the applicable month and (b) availability under the credit facility for each day of the immediately preceding thirty days is greater than or equal to $1,000,000.

As of December 31, 2005, the Company was not in compliance with certain non-financial covenants relative to the timely remittance of monthly financial statements. The Company is working to secure waivers to cure this situation.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On January 27, 2006 at a special meeting of shareholders, the Company submitted to its shareholders three matters, all of which were approved. The matters and voting thereon were as follows:

1.	To approve certain terms of Series P Convertible Preferred Stock (“Series P”) to permit the Company to (a) issue additional Series P as payment-in-kind dividends, (b) issue additional conversion shares pursuant to anti-dilution provisions of the Series P, and (c) exercise of the A Warrant and B Warrant issuable in connection with the Series P.

For	587,874
Against	99,917
Abstain	9,120
Broker non-votes	0

2.	To approve certain terms of Series N Convertible Preferred Stock (“Series N”) to permit the Company to issue additional Series N as payment-in-kind dividends, and the issuance of additional conversion shares pursuant to anti-dilution provisions thereof; and

For	587,172
Against	100,618
Abstain	9,121
Broker non-votes	0

3.	To approve certain terms of Series O Convertible Preferred Stock (“Series O”) to permit the Company to issue additional Series O as payment-in-kind dividends, and the issuance of additional conversion shares pursuant to anti-dilution provisions thereof.

For	587,088
Against	100,702
Abstain	9,121
Broker non-votes	0

ITEM 5. OTHER INFORMATION.

Not Applicable.

ITEM 6. EXHIBITS.

Exhibits required by Item 601 of Regulation S-K:

31.1	Section 302 Certification of CEO.

31.2	Section 302 Certification of CFO.

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned; thereunto duly authorized, in the Town of Westport, State of Connecticut on February 17, 2006.

VELOCITY EXPRESS CORPORATION.

By	/s/ Vincent A. Wasik
VINCENT A. WASIK
Chief Executive Officer

By	/s/ Daniel R. DeFazio
DANIEL R. DEFAZIO
Chief Financial Officer

Exhibit 31.1

I, Vincent A. Wasik, certify that:

1.	I have reviewed this quarterly report of Velocity Express Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 17, 2006

/s/ Vincent A. Wasik
Vincent A. Wasik Chairman of the Board and Chief Executive Officer

Exhibit 31.2

I, Daniel R. DeFazio, certify that:

1.	I have reviewed this quarterly report of Velocity Express Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 17, 2006

/s/ Daniel R. DeFazio
Daniel R. DeFazio Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Velocity Express Corporation (the “Company”) on Form 10-Q for the period ended December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Vincent A. Wasik, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Vincent A. Wasik
Vincent A. Wasik Chairman of the Board and Chief Executive Officer February 17, 2006

EXHIBIT 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Velocity Express Corporation (the “Company”) on Form 10-Q for the period ended December 31, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Daniel R. DeFazio, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Daniel R. DeFazio
Daniel R. DeFazio Chief Financial Officer February 17, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 7, 2005

Date of report (Date of earliest event reported)

Velocity Express Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North,

Bldg. B, Suite 300

Westport, Connecticut 06880

(Address of principal executive offices, including zip code)

(612) 337-4525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Settlement Agreement

On December 7, 2005, Velocity Express Corporation (the “Company”), entered into a Settlement Agreement and Mutual Release (the “Agreement”) with Banc of America Commercial Finance Corporation, Banc of America Leasing & Capital, LLC, John Hancock Life Insurance Company, Hancock Mezzanine Partners, L.P., Charles F. Short, III, Sidewinder Holdings, Ltd. and Sidewinder, N.A., Ltd. (the “Defendants”) in case number 1-03-CV-81875, California Superior Court, Santa Clara County (the “Action”). On August 1, 2005, the Company received notice that the Court had entered an order granting certain motions for summary judgment in favor of Defendants and against the Company, which order resolved all of the substantive issues in the Action. As part of the Agreement, the Company admitted its indebtedness to the Defendants in a total amount of $10,072,440.13. The Defendants agreed to accept the cash payments and shares of the Company’s Common Stock (the “Common Stock”) in full satisfaction of the indebtedness assuming the Company fulfilled its obligations under the Agreement. The Agreement resolved all disputes arising from the Action. Under the Agreement, the Company paid the Defendants $930,000 and agreed to make 34 consecutive monthly payments of $65,000, beginning on December 15, 2005, and a final payment of $20,000 on October 15, 2008. Additionally, the Company agreed to deliver to Defendants, or their designees, 500,000 unregistered shares of Common Stock on or before December 15, 2005. The Company agreed to have a registration statement covering the Common Shares declared effective by the United States Securities Commission no later than May 31, 2006. Failure to have the registration statement declared effective by May 31, 2006 will constitute a default under the Agreement. Additionally, in the event that the Company’s Common Stock does not maintain a minimum price of at least $6.00 per share for five (5) consecutive trading days during the twelve month period following the effective date of the registration statement, the Company will be required to deliver additional shares of Common Stock to achieve the original value of $6.00. Under the Agreement, the Court retained jurisdiction over the Action to enforce the Agreement, including the entry of judgment against the Company in the event that it defaults on its obligations under the Agreement. The Agreement required the consent of the Company’s lenders to certain amendments to covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch, and the Note Purchase Agreement between the Company and BET Associates, LP. Theses consents and amendments were obtained prior to execution of the Agreement.

Grant of Equity to Officers

Effective December 8, 2005, the Compensation Committee of our Board of Directors awarded (1) a warrant to purchase 1,200,000 shares of common stock to Vincent Wasik, our Chief Executive Officer, (2) a stock option for the purchase of 700,000 shares of common stock to Jeffrey Hendrickson, our President and Chief Operating Officer, (3) a stock option to purchase 100,000 shares of common stock Daniel DeFazio, our Chief Financial Officer, (4) a stock option for the purchase of 50,000 shares of common stock to Drew Kronick, our Executive Vice President, Sales, (5) a stock option for the purchase of 500,000 shares of common stock to Wesley Fredenburg, our Secretary and General Counsel, and (6) stock options for the purchase of an aggregate of 280,000 shares of common stock to other key employees. The foregoing warrant and options were issued under our 2004 Stock Incentive Plan. The warrant to Mr. Wasik vests to the extent of 100% on December 31, 2006. The options vest to the extent of 50% on December 31, 2006 and 50% on December 31, 2007. The warrant and the options are exercisable at $2.56 per share, which was the closing price of our common stock on the Nasdaq Stock Market on December 8, 2005. The warrant expires on December 8, 2010 and the options expire on December 8, 2008.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On December 12, 2005, under the Settlement Agreement and Mutual Release described under Item 1.01 above, we issued 500,000 shares of common stock to accredited investors. Failure to have the shares registered for resale by May 31, 2005 will constitute a default under the Agreement. The description of the shares set forth in Item 1.01 above and the Settlement Agreement and Mutual Release are hereby incorporated into this Item 3.02.

The foregoing issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D. Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act. The recipients of such securities received, or had access to, material information concerning our company, including, but not limited to, our reports on Form 10-KSB, Form 10-QSB, and Form 8-K, as filed with the SEC. Except as set forth above, no discount or commission was paid in connection with the issuance of the common stock and the warrants.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

See “Exhibit Index.”

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velocity Express Corporation

Date: December 13, 2005	By:	/s/ Wesley C. Fredenburg Wesley C. Fredenburg
General Counsel

3

EXHIBIT INDEX

Exhibit Number	Description
16	Settlement Agreement, dated December 7, 2005.

4

Exhibit 16

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into as of December __, 2005 by and among Velocity Express, Inc., formerly known as Corporate Express Delivery Systems (“VEI”), Velocity Express Corporation (“VEC” and, together jointly and severally with VEI, “Velocity”), Banc of America Commercial Finance Corporation (“BACFC”), Banc of America Leasing & Capital, LLC (“BALC”), John Hancock Life Insurance Company (“JHLIC”), Hancock Mezzanine Partners, L.P. (“HMP” and, together jointly and severally with BACFC, BALC and JHLIC, the “Lenders”), Charles F. Short, III, Sidewinder Holdings, Ltd. and Sidewinder, N.A., Ltd (“Sidewinder NA” and, together jointly and severally with Charles F. Short, III and Sidewinder Holdings, Ltd., the “Sidewinder Parties”).

RECITALS

A. WHEREAS VEI is the plaintiff and cross-defendant with respect to the Lenders and the Lenders are defendants and cross-claimants with respect to VEI in Velocity Express, Inc. v. Banc of America Commercial Finance Corp., California Superior Court, Santa Clara County (the “Court”), Case No. 1-03-CV-81875 (the “Action”).

B. WHEREAS VEI is a wholly-owned subsidiary of VEC.

C. WHEREAS the Sidewinder Parties were defendants in the Action with respect to VEI.

D. WHEREAS Sidewinder NA was a cross-complainant in the Action with respect to the Lenders, which cross-complaint was severed and stayed by the Court’s Order Granting Motion to Sever and Stay Cross-Complaint of Sidewinder, N.A., Ltd. (filed February 2, 2005).

E. WHEREAS the Action concerned the parties’ respective rights and obligations in regard to each other with respect to that certain Mobile Information Systems, Inc. Service Agreement (entered into as of September 17, 1997) (the “Subscription Agreement”) between VEI (then known as Corporate Express Delivery Systems) and Mobile Information Systems, Inc. (“MIS”), which Subscription Agreement MIS later assigned to its affiliate, Mobile Information Systems Finance Company, Inc. (“MISF”).

F. WHEREAS on July 29, 2005, the Court in the Action entered its Order re: Motions for Summary Judgment, Motion for Summary Adjudication, and Motion to Bifurcate (the “Lenders/Sidewinder Summary Judgment Grant”) granting the Lenders summary judgment against VEI as set forth therein.

G. WHEREAS the Lenders/Sidewinder Summary Judgment Grant also granted the Sidewinder Parties’ motion for summary judgment against VEI with respect to VEI’s claims against the Sidewinder Parties.

H. WHEREAS the Court granted the Sidewinder Parties judgment against VEI with respect to VEI’s claims against them via its Judgment by Court (filed August 17, 2005).

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I. WHEREAS on July 20, 2005, the Court in the Action entered its Order re: Motion for Summary Judgment (the “VEI Summary Judgment Denial”) denying Velocity’s motion for summary judgment against the Lenders as set forth therein.

J. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received in the Action was set to commence on September 26, 2005, having been continued from August 29, 2005 by the Agreement re: Continuance of Trial among the parties and the Court’s Notice of Scheduled Trial Date (filed August 26, 2005).

K. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received was continued a second time from September 26, 2005 to October 24, 2005 by means of the Stipulation and Order to Continue Trial to October 24, 2005 (filed September 23, 2005).

L. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received was continued a third time from October 24, 2005 until November 21, 2005 pursuant to the Stipulation and Order to Continue Trial Date Until November 21, 2005 (filed October 21, 2005).

M. WHEREAS trial on VEI’s alleged Fifth Cause of Action in its Second Amended Complaint for money had and received was continued a fourth time from November 21, 2005 until December 5, 2005 pursuant to court order.

N. WHEREAS in light of, among other things, the Judgment by Court, the Lenders/Sidewinder Summary Judgment Grant, the VEI Summary Judgment Denial and the financial condition of VEI and VEC, the parties wish to resolve the Action without further cost and risk of litigation.

NOW THEREFORE, the parties hereto hereby agree that:

1. Incorporation of Recitals. The Recitals above are hereby incorporated into the parties’ agreement.

2. VEI’s Admissions of Indebtedness. VEI admits to the following separate and independent debts as of August 29, 2005:

A. VEI admits that it is justly indebted to BACFC in the sum of $3,392,300.13 (the “BACFC Indebtedness”) plus interest at the California judgment rate of 10% per annum from and after August 29, 2005 pursuant to the Lenders/Sidewinder Summary Judgment grant.

B. VEI admits that it is justly indebted to JHLIC in the sum of $4,083,944.26 plus interest at the California judgment rate of 10% per annum from and after August 29, 2005 (the “JHLIC Indebtedness”) pursuant to the Lenders/Sidewinder Summary Judgment grant.

C. VEI admits that it is justly indebted to HMP in the sum of $2,596,195.74 plus interest at the California judgment rate of 10% per annum from and

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after August 29, 2005 (the “HMP Indebtedness” and, together with the JHLIC Indebtedness and the BACFC Indebtedness, the “Respective Indebtednesses”) pursuant to the Lenders/Sidewinder Summary Judgment grant.

3. Lenders’ Acceptance of Partial Satisfaction of Debt. The Lenders agree that they will accept the consideration set forth in paragraph 4 below in full satisfaction of their Respective Indebtednesses provided that: (1) Velocity complies with the provisions of paragraph 4 hereof, subject to the last sentence of this paragraph 3 regarding notice and cure; (2) Velocity is not otherwise in breach of this Agreement, subject to the last sentence of this paragraph 3 regarding notice and cure; and (3) a petition under 11 U.S.C. sections 301 or 303 (or any modifications or replacements thereof) is not filed by or against Velocity or any other person or entity that is the source of any of the payments provided for in paragraph 4, or any other insolvency proceeding (including, without limitation, an assignment for the benefit of creditors) is not commenced by or against Velocity or any other person or entity that is the source of any of the payments provided for in paragraph 4, for 375 days after the last transfer of consideration by Velocity to any or all of the Lenders is “perfected” or “made” within the meaning of 11 U.S.C. section 547(e) (or any modification or replacement thereof), which petition or insolvency proceeding, if filed against Velocity or any other person or entity that is the source of any of the payments provided for in paragraph 4, is not dismissed within sixty (60) days of the date of filing. Items (1), (2) and (3) of this paragraph 3 are hereinafter known as the “Conditions” and the date calculated under Item (3) shall be known hereinafter as the “Condition Date”). The Lenders agree that (a) no default or breach shall occur with respect to any payment obligation hereunder until five (5) business days after the date when any payment required hereunder was to have been made, provided, however, that the five (5) business day grace period shall no longer apply, and any payments shall be considered in default if not received strictly on their due dates following the third payment hereunder that is made after the date such payment was due, and (b) no default or breach shall occur with respect to any obligation of Velocity hereunder (other than those set forth in clause (a) of this paragraph 3 and with respect to the issuance and registration of the Velocity Shares (as set forth in paragraph 4C. below) until thirty (30) days have passed following written notice from Lenders to Velocity that any such obligation has not been satisfied in accordance with the terms hereof.

4. Consideration from Velocity. Velocity shall provide the Lenders with the following consideration (the “Settlement Consideration”):

A. Not later than December 7, 2005, VEI shall pay the Lenders $810,000.00 in cash, by certified cashier’s check or wire transfer (such methods of payment hereinafter being payments “in good funds”) in addition to the $120,000 that VEI paid to the Lenders pursuant to the Agreement re: Continuance of Trial.

B. Not later than the fifteenth day of each month, beginning on December 15, 2005, VEI shall pay the Lenders 34 consecutive equal payments of $65,000.00 each in good funds and a final payment on October 15, 2008 in the amount of $20,000.

C. No later than December 15, 2005, Velocity shall cause VEC to issue 500,000 shares of Common Stock, par value $0.004 (the “Velocity Shares”), to the

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Lenders directly and/or entities to be designated in writing by the Lenders (the “Designees”), which designation shall be delivered to Velocity no later than December 8, 2005, provided, however, that if delivery of such designation occurs after December 21, 2005, Velocity’s obligation to deliver the Velocity Shares shall be extended until five (5) business days after the date Velocity receives such designation, and which designation shall include the following for each Lender and Designee: full legal name, address, tax identification number and shares to be issued, and the execution and delivery by each Designee (other than Sidewinder Holdings, Ltd. which is a signatory to this Settlement Agreement and makes the representations set forth in paragraph 4.C.(v)) of an Investment Agreement in the form annexed hereto as Exhibit A. Lenders hereby acknowledge that when issued, the Velocity Shares will be not be registered and will therefore be restricted stock.

(i) VEC hereby agrees to use its best efforts to file a registration statement with the United States Securities and Exchange Commission (the “Registration Statement”), and to cause such Registration Statement to become effective on or before February 28, 2006, at which time the Velocity Shares shall be fully registered and tradable on the NASDAQ-SCM stock market. All expenses associated with the preparation and filing of the Registration Statement (including up to $10,000 of counsel fees for the review of such Registration Statement by one counsel for all Lenders) shall be paid by Velocity; provided, however, that if VEC is unable to cause such Registration Statement to become effective on or before February 28, 2006 for any reason whatsoever, upon written notice by VEC to the Lenders of such failure given prior to February 28, 2006, VEC shall automatically receive an extension of such deadline for causing a Registration Statement to become effective with respect to the Velocity Shares until May 31, 2006. VEC will notify the Lenders and each Designee when a Registration Statement has become effective with respect to the Velocity Shares and that the Velocity Shares are fully registered for trading without restriction on the NASDAQ-SCM stock market. Subject to the obligation of VEC to purchase the Velocity Shares pursuant to Section 4C.(iv)(z), it shall be a default under this Agreement without notice or right to cure if for any reason a Registration Statement is not effective on or before May 31, 2006 with respect to the Velocity Shares or if for any reason by and on May 31, 2006, the Velocity Shares are not fully registered for trading without restriction on the NASDAQ-SCM stock market.

(ii) In the event that the Common Stock of VEC as traded on the NASDAQ-SCM stock market does not maintain a minimum price of at least $6.00 per share for five (5) consecutive trading days on the NASDAQ-SCM stock market during the period commencing on the effective date of the Registration Statement and expiring on the earlier of (x) twelve (12) months thereafter and (y) March 31, 2007 (the “Price Protection Period”), VEC agrees to deliver to the Lenders and/or their Designees within fifteen (15) days following the end of such twelve (12) month period but in no event later than April 15, 2007, at its election, either (A) a number of additional fully registered and tradable shares of Common Stock of VEC as determined by the following formula ((X*$6.00*1.05)/Y) - X (the

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“Price Protection Shares”), or (B) an amount in good funds determined by the following formula: (X*$6.00) – (X*Y), in either event, allocated among the Lenders and/or Designees in the same proportion that the Velocity Shares then held by such Lenders and/or Designees are allocated. The number of Price Protection Shares to be issued shall be calculated on the first business day after the expiration of the Price Protection Period (the “Protection Expiration Date”). Notwithstanding the foregoing, within five (5) business days following the end of the Price Protection Period, each Lender and/or its Designee shall have the right to notify Velocity in writing that it desires to sell its Velocity Shares within the forty (40) day period immediately following the Price Protection Period (the “Post Price Protection Period Sale Window”), in which event Velocity shall have the right, exercised by written notice to such Lender or its Designee no later than ten (10) business days following expiration of the Price Protection Period, to manage such sale, including by selecting a selling broker and imposing rules on the number of shares to be sold each day. If the average sales price on a Lender by Lender and Designee by Designee basis for any Velocity Shares sold during the Post Price Protection Period Sale Window is less than $6.00 per share, then VEI hereby agrees, at its sole option, no later than forty-five (45) days following the expiration of the Price Protection Period, to either (i) pay in good funds to Lender or its Designee the difference between the aggregate proceeds from the sale of the Velocity Shares and the proceeds that such Lender and/or its Designee would have been realized upon the sale of such Velocity Shares if the price per share had been $6.00 (the “Post Price Protection Period Sale Window Shortfall Amount”), or (ii) deliver to Lender or its Designee such number of additional shares of Common Stock of VEC as determined by multiplying the Post Price Protection Period Sale Window Shortfall Amount by 1.05 and then dividing by the average trading price of the Common Stock of VEC as traded on the NASDAQ-SCM for the five (5) consecutive trading days prior to the Protection Expiration Date. For purposes of this paragraph 4C.(ii), the terms set forth below shall have the meaning set forth below:

X means the aggregate number of Velocity Shares held by the Lenders and their Designees as of the Protection Expiration Date; and

Y means the average trading price of the Common Stock of VEC as traded on the NASDAQ-SCM for the five (5) consecutive trading days prior to the Protection Expiration Date.

For the avoidance of doubt, the parties hereto agree that with respect to any Velocity Shares sold by the Lenders or their Designees prior to expiration of the Price Protection Period, this paragraph 4C.(ii) shall not apply. Notwithstanding any provision of this paragraph 4C.(ii), in no event shall the total number of shares issuable by Velocity, including Price Protection Shares, exceed 19.9% of Velocity’s outstanding shares on the date of this Agreement and if such would otherwise be the result, Velocity will elect to pay an amount in good funds (rather than by delivery of Shares) for such Shares issuable by Velocity which would

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exceed 19.9%, determined by either (x) the formula set forth in paragraph 4.C.(ii)(B) or (y) the Post Price Protection Period Sale Window Shortfall Amount, as applicable.

(iii) No later than December 15, 2005, Velocity shall cause VEC to reserve from authorized but unissued Common Stock of VEC 401,500 shares representing the Price Protection Shares. The number of shares reserved pursuant to the preceding sentence shall have no effect on the number of shares which VEC is required to deliver pursuant to paragraph 4C.(ii) above, which number of shares shall be determined in accordance with paragraph 4C.(ii) above.

(iv) In the event that (x) at any time prior to the termination of the Price Protection Period, the Common Stock of VEC ceases to be listed on the NASDAQ-SCM and/or is traded on “pink sheets” for a period of more than ninety (90) days, or (y) if such termination of listing or “pink sheets” trading is occurring at the time of the expiration of the Price Protection Period, or (z) VEC has not caused the Velocity Shares to be registered in accordance with paragraph 4C. and VEC has notified the Lenders and the Designees on or before May 31, 2006 that, despite their best efforts, it was unable to cause the Velocity Shares to be registered, then no later than five (5) business days after May 31, 2006 (without any cure period), VEI hereby agrees to purchase from Lenders and/or the Designees all Velocity Shares then held by them by paying to them in good funds an aggregate amount equal to all Velocity Shares held by the Lenders and/or Designees multiplied by the greater of $6.00 per share and the average trading price for shares of common stock of VEC for the five trading days ending on May 31, 2006.

(v) The Lenders and Sidewinder Holdings, Ltd. hereby make, and Lenders will cause the Designees, immediately prior to receipt for the Velocity Shares, to make, the following representations to VEC:

(a) The Velocity Shares to be received by each Lender, Sidewinder Holdings, Ltd. or Designee will be acquired for such person’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933 (the “1933 Act”), and such person has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to person’s right at all times to sell or otherwise dispose of all or any part of such Velocity Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Lender, Sidewinder Holdings, Ltd. or Designee to hold the Velocity Shares for any period of time.

(b) Each Lender, Sidewinder Holdings, Ltd. and Designee acknowledges that it can bear the economic risk and complete loss of its investment in the Velocity Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the issuance of the Velocity Shares contemplated hereby.

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(c) Each Lender, Sidewinder Holdings, Ltd. and Designee has had an opportunity to receive all information related to Velocity requested by it and to ask questions of and receive answers from Velocity regarding the corporations, their businesses and the terms and VEC’s conditions of the offering of the Securities. Each Lender, Sidewinder Holdings, Ltd. and Designee acknowledges receipt of copies of VEC’s 10-K for the year ended July 2, 2005 and all reports required to be filed since such report pursuant to the 1934 Act. Neither such inquiries nor any other due diligence investigation conducted by such Lender, Sidewinder Holdings, Ltd. or Designee shall modify, amend or affect the right of such Lender, Sidewinder Holdings, Ltd. or Designee to rely on the representations and warranties made by VEI and VEC contained in this Agreement.

(d) Each Lender, Sidewinder Holdings, Ltd. and Designee understands that the Velocity Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from VEC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(e) Each Lender, Sidewinder Holdings, Ltd. and Designee understands that, except as provided below, certificates evidencing Velocity Shares may bear the following or any similar legend:

“The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities are sold pursuant to Rule 144(k), or (iii) Velocity Express Corporation has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933.”

In addition, if required by the authorities of any state in connection with the issuance of sale of the Velocity Shares, the Velocity Shares may also bear the legend required by such state authority.

(f) Each Lender, Sidewinder Holdings, Ltd. and Designee is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

D. Velocity may prepay any of the sums in subparagraphs A through C without penalty, but shall receive no discount for doing so. Should Velocity breach this Agreement such that the sums set forth in paragraph 3 shall remain due and owing, any sums paid by Velocity under subparagraphs A through C shall be applied to principal, interest, costs and fees at the Lenders’ sole discretion.

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E. VEI shall pay all sums due under this paragraph 4 to:

Bank of America, N.A.

100 N. Tryon Street, Charlotte, NC

ABA Number: 0260-0959-3

Account Number: 009370015315

Attention: Stuart Schwartz

Reference: Velocity Express

Beneficiary Name: Banc of America Leasing

Beneficiary Address: 231 S. LaSalle Street, Chicago, IL

It shall be the responsibility of BALC to cause such payments to be distributed among the Lenders per their respective rights and agreements, and provided that BALC actually receives such payments from Velocity, BALC shall indemnify and hold Velocity harmless from and against any claims, costs or expenses (including reasonable attorneys fees) incurred by Velocity as a result of a claim by any of the Lenders that BALC failed to properly distribute any payment made by Velocity hereunder.

5. Stipulation for Judgment; Satisfaction.

A. VEI and the Lenders shall request the Court to retain jurisdiction over this Action pursuant to California Code of Civil Procedure section 664.6 to enforce this Agreement if and when any of the Conditions is not satisfied in accordance with the terms of this Agreement, such enforcement to be by means of the entry of a judgment in favor of the Lenders against VEI in the form of Exhibit B hereto (the “Stipulated Judgment”), provided, however, that all payments by VEI under this Agreement or the Agreement re: Continuance of Trial shall be credited against the total amount of the Stipulated Judgment in determining what sums are actually due thereunder. Concurrently with the execution and delivery of this Agreement, VEI shall execute and deliver an original of the Stipulated Judgment to counsel for the Lenders.

B. In the Stipulated Judgment, VEI will be given credit for any payments made to BA and Hancock pursuant to this Agreement from August 26, 2005, and thereafter (subject to the provisions of paragraph 4D). For purposes of the preceding sentence, (a) any Securities issued by VEC to any Lender or Designee pursuant to this Agreement will be valued at either (i) if such Securities were not sold by such Lender or Designee prior to such Lender or Designee making written demand for their portion of the judgment balance, the lesser of (x) 80% of the average trading price of the Common Stock of VEC on the NASDAQ-SCM on the trading day immediately preceding the date such lender or Designee makes written demand for their portion of the judgment balance; or (y) $0 if (1) the Common Stock of VEC is not traded on the NASDAQ-SCM on every trading day during the period commencing on the date such Lender or Designee makes written demand for their payment of the judgment balance and ending thirty (30) days following entry by the Court of the Stipulated Judgment or (2) the Velocity Shares were

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not fully registered for trading without restriction on the NASDAQ-SCM stock market prior to such Lender or Designee making written demand for their portion of the judgment balance, or (ii) if such stock was sold by such Lender or Designee prior to such Lender or Designee making written demand for their portion of the judgment balance, the actual net sale proceeds, and (b) the valuation described in the preceding clause shall be made separately for each Lender and Designee depending on when and if each Lender or Designee makes written demand for payment of their portion of the judgment balance.

C. If the value of the Securities is deemed to be $0 for purposes of entry of the Stipulated Judgment as determined pursuant to paragraph 5B. above, at the time that Velocity satisfies such Stipulated Judgment, Lender shall deliver (or shall cause the Designee’s to deliver) to VEC all Securities issued by VEC to Lender (or the Designee’s) and held at the time of such satisfaction by such Lender as of the date that written demand is made for entry of such Stipulated Judgment, provided that if Lender or its Designee shall have sold such Securities after the date on which the value was deemed to be $0 for purposes of entry of the Stipulated Judgment, Velocity shall receive a credit against amounts due pursuant to the Stipulated Judgment equal to the actual net sale proceeds of Securities actually sold. Nothing in this Agreement restricts any Lender’s or Designee’s right to sell any Velocity Shares whether or not the value thereof is deemed to be $0.

6. Dismissal by VEI. VEI shall dismiss the Second Amended Complaint in the Action with prejudice not later than December 5, 2005.

7. Fees and Costs. VEI shall bear its own fees and costs with respect to the Action.

8. Dismissal by Lenders. Not later than two weeks after all of the Conditions are satisfied, the Lenders shall dismiss their cross-complaints against VEI in the Action with prejudice, provided that the Lenders covenant not to seek entry of the Stipulated Judgment until and unless the Conditions have not been satisfied, subject to any notice and cure periods set forth in paragraph 3 above. To the extent permitted, the fees and costs of the Lenders are included in their Respective Indebtnesses as found by the Court in the Lenders/Sidewinder Summary Judgment Grant.

9. Release by Velocity.

A. Excepting any obligations created or expressly preserved by this Agreement, Velocity, on behalf of itself and its respective parents, subsidiaries, predecessors, successors, assigns, agents, attorneys, representatives, affiliates, partners, officers, directors, employees, shareholders, owners, and all persons acting or purporting to act on its behalf, does hereby forever, fully and completely release and discharge the Lenders and the Sidewinder Parties and, where applicable, their respective parents, subsidiaries, partners, affiliates, successors, predecessors, heirs and assigns, and their past and present employees, officers, directors, agents, representatives, attorneys, accountants, shareholders and owners, each in its, his or her individual and representative capacities, from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of

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whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to the Subscription Agreement, MIS or MISF or any claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement (the “Velocity Release”).

B. The Velocity Release will extend to all known and unknown claims arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement, and further including those which Velocity does not now know or suspect to exist in its favor, which if known by it would materially have affected its decision to enter into the Velocity Release. Without limiting the generality of the foregoing, Lender agrees that the Velocity Release does not release it or any person from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to that certain Amended and Restated Loan and Security Agreement dated November 26, 2003 or any instrument, document, or agreement related thereto.

C. Velocity acknowledges and agrees that it has been informed by its attorneys and advisors of, and that it is familiar with and hereby expressly waives, the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any State of the United States, or of the United States, to the fullest extent that it may waive such rights and benefits. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

10. Release by Lenders.

A. Excepting any obligations created or expressly preserved by this Agreement, effective as of the Condition Date, and when and as of the date that the Conditions have been satisfied, the Lenders, on their respective behalves and their respective parents, subsidiaries, predecessors, successors, assigns, heirs, agents, attorneys, representatives, affiliates, partners, officers, directors, employees, shareholders, owners, and all persons acting or purporting to act on their respective behalves, do hereby forever, fully and completely release and discharge Velocity and its respective parents, subsidiaries, partners, affiliates, successors, predecessors, heirs and assigns, and their past and present employees, officers, directors, agents, representatives, attorneys, accountants, shareholders and owners, each in its, his or her individual and representative capacities, from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to the Subscription Agreement,

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MIS or MISF or the Claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement (the “Lender Release”) and shall not include, without limitation, any claims arising out of or related to any lender/borrower or like relationship of any of the releasing parties herein with Velocity.

B. The Lender Release will extend to all known and unknown claims arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement, and further including those which Lenders do not now know or suspect to exist in its favor, which if known by them would materially have affected their decision to enter into the Lender Release. The Lender Release will not extend to any claim arising out of or in any way related to anything other than the Subscription Agreement, MIS, MISF or the Claims in the Action. Without limiting the generality of the foregoing, Velocity agrees that the Lender Release does not release it or any person from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to that certain Amended and Restated Loan and Security Agreement dated November 26, 2003 or any instrument, document, or agreement related thereto.

C. The Lenders acknowledge and agree that they have been informed by their attorneys and advisors of, and that they are familiar with and hereby expressly waive, the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any State of the United States, or of the United States, to the fullest extent that they may waive such rights and benefits. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

11. Release by Sidewinder Parties.

A. Excepting any obligations created or expressly preserved by this Agreement, effective as of the Condition Date, and when and as of the date that the Conditions have been satisfied, the Sidewinder Parties, on their respective behalves and their respective parents, subsidiaries, predecessors, successors, assigns, heirs, agents, attorneys, representatives, affiliates, partners, officers, directors, employees, shareholders, owners, and all persons acting or purporting to act on their respective behalves, do hereby forever, fully and completely release and discharge Velocity and its respective parents, subsidiaries, partners, affiliates, successors, predecessors, heirs and assigns, and their past and present employees, officers, directors, agents, representatives, attorneys, accountants, shareholders and owners, each in its, his or her individual and representative capacities, from any obligations, promises, acts, agreements, costs and expenses (including, without limitation, attorneys’ fees), damages, injuries, suits, actions and causes of action of

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whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to any equipment delivered to Velocity pursuant to or in connection with the Subscription Agreement (the “Sidewinder Release”).

B. The Sidewinder Release will extend to all known and unknown claims arising out of or in any way related to the Subscription Agreement, MIS or MISF or the claims in the Action, including any claims with respect to or in connection with any equipment delivered to Velocity pursuant to the Subscription Agreement, and further including those which the Sidewinder Parties do not now know or suspect to exist in its favor, which if known by them would materially have affected their decision to enter into the Sidewinder Release.

C. The Sidewinder Parties acknowledge and agree that they have been informed by their attorneys and advisors of, and that they are familiar with and hereby expressly waives, the provisions of section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any State of the United States, or of the United States, to the fullest extent that they may waive such rights and benefits. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

12. Velocity’s Representations and Warranties.

A. Due Authorization. The execution, delivery, and performance by Velocity of this Agreement is within Velocity’s corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery, and performance by Velocity of this Agreement do not contravene, or constitute a default under, any provision of applicable law or regulations or the charter documents of Velocity, or any other material agreement, judgment, injunction, order, decree, or other instrument binding upon Velocity or any assets of Velocity. Velocity further represents and warrants that the person executing this Agreement has the authority to execute and deliver this Agreement on behalf of Velocity.

B. Enforceability. This Agreement constitutes a binding and valid obligation of Velocity, enforceable against Velocity in accordance with its terms.

C. Warranty of Non-Assignment. Velocity hereby represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, demands, grievances, liabilities, debts, accounts, obligations, costs, expenses, liens, rights, actions, or causes of action released by the terms of this Agreement.

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13. Lenders’ Representations and Warranties.

A. Due Authority. The execution, delivery, and performance by each of the Lenders of this Agreement is within each respective Lender’s corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery, and performance by each respective Lender of this Agreement does not contravene, or constitute a default under, any provision of applicable law or regulations or the charter documents of that Lender, or any other material agreement, judgment, injunction, order, decree, or other instrument binding upon that Lender or any assets of that Lender. Each of the Lenders further represent and warrant that the person executing this Agreement on its behalf has the authority to execute and deliver this Agreement on its behalf.

B. Enforceability. Each Lender represents this Agreement constitutes a binding and valid obligation of that Lender, enforceable against Lender in accordance with its terms.

C. Warranty of Non-Assignment. Each Lender hereby represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, demands, grievances, liabilities, debts, accounts, obligations, costs, expenses, liens, rights, actions, or causes of action released by the terms of this Agreement.

14. Sidewinder Parties’ Representations and Warranties.

A. Due Authority. The execution, delivery, and performance by each of the Sidewinder Parties of this Agreement is within each respective Sidewinder Parties’s corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official, and the execution, delivery, and performance by each of the respective Sidewinder Parties of this Agreement does not contravene, or constitute a default under, any provision of applicable law or regulations or the charter documents of that party, or any other material agreement, judgment, injunction, order, decree, or other instrument binding upon that party or any assets of that party. Each of the Sidewinder Parties further represent and warrant that the person executing this Agreement on its behalf has the authority to execute and deliver this Agreement on its behalf.

B. Enforceability. Each of the Sidewinder Parties represents this Agreement constitutes a binding and valid obligation of that party, enforceable against that party in accordance with its terms.

C. Warranty of Non-Assignment. Each of the Sidewinder Parties hereby represents and warrants that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any of the claims, demands, grievances, liabilities, debts, accounts, obligations, costs, expenses, liens, rights, actions, or causes of action released by the terms of this Agreement.

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15. Time of the Essence. Time is of the essence of this Agreement and each and every provision thereof.

16. Attorneys’ Fees and Costs. The parties agree that each party shall bear its own attorneys’ fees and costs incurred in connection with the negotiation and preparation of this Agreement. However, in the event of a dispute relating to the failure to comply with any term or condition of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred after execution of this Agreement.

17. Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

18. Applicable Law. This Agreement, and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

19. Integration. This Agreement constitutes the full and final agreement between the parties with respect to the subject matter hereof, and this Agreement may not be modified or amended except by written instrument, signed by each of the parties hereto, expressing such amendment or modification. Each of the parties warrant, promise, and represent that in executing this Agreement they are not relying upon any oral representation, promise or statement and that they are not relying upon any promise, statement, or representation contained in any other written instrument.

20. Representation by Counsel. Each of the parties, at all times material hereto, have had the opportunity to consult with legal counsel of its own choosing concerning the rights affected by this Agreement, the form and content of this Agreement, and the advisability of executing it.

21. Headings. Section headings used in this Agreement are for convenience only and shall not affect this Agreement.

22. Counterparts. This Agreement may be signed in one or more counterparts but all of the counterparts shall constitute one Agreement. This Agreement shall be effective when executed by all of the parties hereto.

23. Signature by Facsimile. Signature by facsimile of this Agreement shall be considered an original signature.

24. Neutral Interpretation. This Agreement and any documents and instruments executed in connection with this Agreement constitute the product of the negotiation of the parties hereto and in the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

25. Severability. In the event that any provision of this Agreement or portion thereof is held by a court of competent jurisdiction to be unenforceable or invalid, the validity and enforceability of the enforceable portion of any such provision and of the remaining provisions of this Agreement shall not be adversely affected.

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26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives.

27. WAIVER OF JURY TRIAL. IN ANY ACTION TO ENFORCE OR INTERPRET THE TERMS HEREOF, OR INVOLVING THIS AGREEMENT, THE PARTIES HERETO, AND EACH OF THEM, KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, RIGHT OR REMEDY, WHETHER ARISING IN CONTRACT, TORT, AT LAW OR IN EQUITY UNDER OR IN CONNECTION WITH THIS AGREEMENT AND CONSENT TO A COURT TRIAL BEFORE A JUDGE.

28. Notices. Notices, demands, and all other communications between the parties pursuant to this Agreement shall be in writing and transmitted by fax or nationally-recognized overnight courier, and shall be effective on the next business day after the fax is machine confirmed or on the business day the courier attempts delivery:

15

To any of the SIDEWINDER

PARTIES/SHORT:

Sidewinder Holdings Ltd.

Ian J. Pye

Nine Parkway North

Suite 500

Deerfield, Illinois 60015

Telephone No.: (847) 964-2748

Telefacsimile: (847) 964-8262

and

Sidewinder N.A.

George Best

635 Fritz Drive

Suite 105

Coppell, Texas 75019

Telephone No.: (972) 304-4304

Telefacsimile: (972) 304-3287

and

Charles F. Short, III

26 Beach Road

Belvedere, California 94920

Telephone No.: (415) 435-0177

all with a copy to:

Bruce D.M. Prescott, Esq.

Trump Alioto Trump & Prescott, LLP

2201 Walnut Avenue, Suite 200

Fremont, California 94538

Telephone No.: (510) 790-0900

Telefacsimile: (510) 790-4856

To BALC or BACFC:

c/o BAL Global Finance, LLC

Mailcode IL-1-231-16-46

231 South LaSalle Street, 16th Floor

Chicago, Illinois 60604

Attention: Stuart R. Schwartz

Telephone No.: (312) 828-1080

Telefacsimile: (312) 974-5560

with a copy to:

Adam Lewis, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Telephone No.: (415) 268-7000

Telefacsimile: (415) 268-7522

To JHLIC or HMP:

John Hancock Financial Services, Inc.

200 Clarendon Street

Boston, Massachusetts 02117

Attention:Karen V. Morton, Esq.

Vice President and Counsel

Telephone No.: (617) 572-9201

Telefacsimile: (617) 572-1565

with a copy to:

Adam Lewis, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Telephone No.: (415) 268-7000

Telefacsimile: (415) 268-7522

To VEI or VEC:

Velocity Express, Inc.

1 Morningside Drive

Suite 200

Westport, Connecticut 06880

Attention: Vince Wasik

Telephone No.: (203) 226-7664

Telefacsimile: (203) 226-8011

with a copy to:

Michael M. Rosenbaum, Esq.

Budd Larner, P.C.

150 John F. Kennedy Parkway

Short Hills, New Jersey 07078

Telephone No.: (973) 379-4800

Telefacsimile: (973) 379-7734

2

and

Wesley C. Fredenburg, Esq.

Velocity Express Corporation

620 Olson Memorial Highway

Minneapolis, Minnesota 55411

Telephone No.: (612) 337-4525

Telefacsimile: (612) 337-4588

Any party may designate a new address by providing proper notice to all of the other parties.

29. Venue. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state courts located in the County of Santa Clara and County of San Francisco, State of California, or the federal courts located in the Northern District of California.

[Signature Pages Follow]

3

[Signature Pages]

The undersigned have read, understand and agree to all of the terms and conditions of this Agreement.

Dated: December , 2005	SIDEWINDER, N.A., LTD.

By:
Name:
Its:

Dated: December , 2005	SIDEWINDER HOLDINGS, LTD.

By:
Name:
Its:

Dated: December , 2005	CHARLES F. SHORT, III

By:
Name:

Dated: December , 2005	HANCOCK MEZZANINE PARTNERS, L.P.

By:
Name:
Its:

Dated: December , 2005	JOHN HANCOCK LIFE INSURANCE COMPANY

By:
Name:
Its:

[Signatures Continue Next Page]

4

[Continued Signature Pages]

Dated: December , 2005	BANC OF AMERICA LEASING & CAPITAL, LLC

By:
	Name:	Stuart R. Schwartz
	Its:	Senior Vice President

Dated: December , 2005	BANC OF AMERICA COMMERCIAL FINANCE CORPORATION

By:
	Name:	Stuart R. Schwartz
	Its:	Senior Vice President

Dated: December , 2005	VELOCITY EXPRESS, INC.

By:
Name:
Its:

Dated: December , 2005	VELOCITY EXPRESS CORPORATION

By:
Name:
Its:

5

EXHIBIT A

INVESTMENT AGREEMENT

Velocity Express Corporation

One Morningside Drive North, Bldg. B, Suite 300

Westport, CT 06880

The undersigned (“Investor”), hereby confirms its agreement with you as follows:

1. This Investment Agreement (the “Agreement”) is made as of the date set forth below by and between Velocity Express Corporation, a Delaware corporation (the “Company”), and Investor.

2. In connection with that certain Settlement Agreement and Mutual Release dated December     , 2005, by and among Velocity Express, Inc., formerly known as Corporate Express Delivery Systems (“VEI”), Velocity Express Corporation (“VEC” and, together jointly and severally with VEI, “Velocity”), Banc of America Commercial Finance Corporation (“BACFC”), Banc of America Leasing & Capital, LLC (“BALC”), John Hancock Life Insurance Company (“JHLIC”), Hancock Mezzanine Partners, L.P. (“HMP” and, together jointly and severally with BACFC, BALC and JHLIC, the “Lenders”), Charles F. Short, III, Sidewinder Holdings, Ltd. and Sidewinder, N.A., Ltd (“Sidewinder NA” and, together jointly and severally with Charles F. Short, III and Sidewinder Holdings, Ltd., the “Sidewinder Parties”), hereinafter the “Settlement Agreement,” the Company has authorized the issuance of 500,000 shares of the Company’s Common Stock to be issued to the Lenders directly and/or entities to be designated in writing by the Lenders (“Designees”), pursuant to the conditions of Section 4.C of the Agreement. The Settlement Agreement is incorporated herein by reference. For the purposes of this Agreement, capitalized terms not otherwise defined shall have the meanings set forth or defined in the Settlement Agreement.

3. Investor is a Designee of one or more of the Lenders and agrees to acquire from the Company. The Company will issue to Investor,              shares of Common Stock registered, unless otherwise requested by Investor in Exhibit A, in Investor’s name and address set forth below. Investor has executed and delivered the Investor Questionnaire attached hereto as Exhibit B.

4. Investor has received a copy of, and has reviewed, the Settlement Agreement, and agrees to be bound by the terms and conditions thereof insofar as they relate to the Velocity Shares, including, but not limited to the following paragraphs thereof: Paragraph 4.C; 4.D; 5.B; 5.C; and by the representations and warranties set forth in Paragraph 13 as if Investor had made such representations and warranties in the Settlement Agreement and this Agreement, and amendment or waiver of the Settlement Agreement by the parties thereto.

5. Notwithstanding the terms and conditions of the Settlement Agreement, Investor agrees that it shall have no right or remedy as a Lender for purposes of paragraph 3 of the Settlement Agreement; no right or remedy of a Lender arising out of a default by the Company with respect to the Company’s obligations under Paragraph 4.C(i).

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6. Investor hereby makes, warrants and represents the representations and warranties set forth in paragraph 4.C(v) of the Settlement Agreement as if Investor were a party thereto. Such representations shall be deemed made as of the date a Lender designates Investor as a Designee pursuant to paragraph 4.C of the Settlement Agreement.

7. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any National Association of Securities Dealers, Inc. (“NASD”) member. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

8. The remaining terms and conditions of the Settlement Agreement contained in paragraphs 16 through 28 of the Settlement Agreement are incorporated in this Agreement by reference.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: , 200

“INVESTOR”:

By:

Print Name:

Title:

Telephone Number:

Telefacsimile:

Address:

AGREED AND ACCEPTED:
Velocity Express Corporation

By:	Wesley Fredenburg
Title:	Secretary

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EXHIBIT A

VELOCITY EXPRESS CORPORATION

STOCK CERTIFICATE QUESTIONNAIRE

Pursuant to Section 4 of the Agreement, please provide us with the following information:

1. The exact name that your Shares are to be registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:	____________________________________

2. The relationship between the Investor and the registered holder listed in response to item 1 above:	____________________________________

3. The mailing address of the registered holder listed in response to item 1 above:	____________________________________

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:	____________________________________

A-1

EXHIBIT B

VELOCITY EXPRESS CORPORATION

INVESTOR QUESTIONNAIRE

(all information will be treated confidentially)

To: Velocity Express Corporation:

This Investor Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the offer and sale of Common Stock, par value $0.004 per share (the “Shares”), of Velocity Express Corporation (the “Company”). The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the “Securities Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4 of the Securities Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemption from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Securities Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A. BACKGROUND INFORMATION

Name:

Business Address:

(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number:	( )

Residence Address:

(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number:	( )

If an individual:

Age:	Citizenship:	Where registered to vote:

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:

State of formation:	Date of formation:

Social Security or Taxpayer Identification No.

Send all correspondence to (check one): Residence Address	Business Address

B. STATUS AS ACCREDITED INVESTOR

The undersigned is an “accredited investor” as such term is defined in Regulation D under the Securities Act, as at the time of the sale of the Shares the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):

             (1) a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;1

             (2) a private business development company as defined in Section 202(a)(22) of the Investment Adviser Act of 1940;

             (3) an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000;

             (4) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of such person’s purchase of the Shares exceeds $1,000,000;

             (5) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

             (6) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

             (7) an entity in which all of the equity owners are accredited investors (as defined above).

[1]	As used in this Questionnaire, the term "net worth" means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (4), the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income, the investor should add to the investor's adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depreciation, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

C. REPRESENTATIONS

The undersigned hereby represents and warrants to the Company as follows:

1. Any purchase of the Shares would be solely for the account of the undersigned and not for the account of any other person or with a view to any resale, fractionalization, division, or distribution thereof.

2. The information contained herein is complete and accurate and may be relied upon by the Company, and the undersigned will notify the Company immediately of any material change in any of such information occurring prior to the closing, if any, with respect to the purchase of Shares by the undersigned or any co-purchaser.

3. There are no suits, pending litigation, or claims against the undersigned that could materially affect the net worth of the undersigned as reported in this Questionnaire.

4. The undersigned acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the Prospectus forming a part of the Registration Statement (as such terms are defined in the Stock Purchase Agreement to which this Questionnaire is attached) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Securities and Exchange Commission or until the Company has amended or supplemented such Prospectus. The undersigned is aware that, in such event, the Shares will not be subject to ready liquidation, and that any Shares purchased by the undersigned would have to be held during such suspension. The overall commitment of the undersigned to investments which are not readily marketable is not excessive in view of the undersigned’s net worth and financial circumstances, and any purchase of the Shares will not cause such commitment to become excessive. The undersigned is able to bear the economic risk of an investment in the Shares.

5. The undersigned has carefully considered the potential risks relating to the Company and a purchase of the Shares, and fully understands that the Shares are speculative investments which involve a high degree of risk of loss of the undersigned’s entire investment. Among others, the undersigned has carefully considered each of the risks described under the headings “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended July 2, 2005 and the Company’s Quarterly Reports on Form 10-Q for the quarter ended October 1, 2005.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire this          day of                     , 200  , and declares under oath that it is truthful and correct.

Print Name

By:
Signature
Title:
(required for any purchaser that is a corporation, partnership, trust or other entity)

EXHIBIT B

STIPULATED JUDGMENT